UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TUTOR PERINI CORPORATION
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TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

April 12, 2019

Dear Shareholder:

You are cordially invited to attend the Tutor Perini Corporation 2019 Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 22, 2019 at 11:30 a.m., Pacific Daylight Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2019 Annual Meeting of Shareholders and proxy statement.

Your vote is very important to us. We hope that you are able to participate, either by voting in person or by other acceptable means as described in the attached proxy statement.

Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 22, 2019

TIME:	11:30 a.m., Pacific Daylight Time

LOCATION:	15901 Olden Street Sylmar, California 91342

MEETING AGENDA:	1. Elect each of the 11 directors named in the accompanying proxy statement for a one-year term expiring at the 2020 Annual Meeting of Shareholders;

2. Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending December 31, 2019;

3. Approve the compensation of the Company’s named executive officers on an advisory (non-binding) basis; and

4. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:	Only shareholders of record at the close of business on March 29, 2019 (the record date) are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

PROXY VOTING:

Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903, or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

By order of the Board of Directors,

John D. Barrett, Corporate Secretary

April 12, 2019

Sylmar, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 22, 2019: The proxy statement and 2018 Annual Report are available at http://investors.tutorperini.com/events-calendar/proxy-voting.

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

PROXY STATEMENT

April 12, 2019

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “we,” “us” or “our”) of proxies for use in voting at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 22, 2019, at 11:30 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only shareholders of record as of the close of business on March 29, 2019 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of March 29, 2019, the Company had 50,180,225 shares of common stock outstanding. Each share of common stock is entitled to one vote.

At the Annual Meeting, our shareholders will consider and vote on the following matters:

•

Proposal 1, for the election of each of the 11 nominees for director named in this proxy statement, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.

We recommend a vote FOR the election of each director nominee.

•

Proposal 2, for ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2019, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

We recommend a vote FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors.

•

Proposal 3, for approval on an advisory (non-binding) basis of the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” in this proxy statement and the tables and narrative discussion that follow. Approval of the proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Although this proposal is advisory in nature, which means that the vote is not binding upon the Company, as they have in past years, the Board and the Compensation Committee will consider our shareholders’ vote on this proposal when setting our executive compensation program.

Continuing the work it began in prior years, the Company and the Compensation Committee have made considerable improvements with regard to executive compensation, directly in response to various concerns expressed by shareholders and independent proxy advisors during the Company’s ongoing engagement with these groups. Although it takes time for the effect of these changes, many of which were implemented in 2017, to be fully realized, and legacy arrangements entered into a number of years ago continue to pay out, these areas of improvement include refining the Company’s peer group, diversifying performance metrics, increasing the length of performance periods for long-term incentive compensation, imposing restrictions and limitations on share pledging, linking CEO pay more closely to performance and better explaining the level of CEO pay, among others (see details starting on page 20). These improvements demonstrate the Company’s regard for its shareholders’ concerns and its willingness to effect changes, which warrant shareholder support for this proposal.

We recommend a vote FOR the approval of our executive compensation as reported in this proxy statement.

On or about April 12, 2019, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, were made available over the Internet to shareholders entitled to vote at the Annual Meeting. The proxy materials may be accessed by visiting http://investors.tutorperini.com/events-calendar/proxy-voting.

INFORMATION REGARDING THE ANNUAL MEETING

Admission to the Annual Meeting

You are entitled to attend the Annual Meeting if you were a shareholder of record or a beneficial owner of our common stock on the Record Date. Shareholders of record may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission.

Proxies and Voting Procedures

You may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903, as discussed in the Notice of Internet Availability of Proxy Materials mailed to shareholders of record. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Daylight Time on May 21, 2019. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.

Electronic Availability of Proxy Statement and 2018 Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2018 Annual Report available to shareholders electronically via the Internet at investors.tutorperini.com/events-calendar/proxy-voting. On April 12, 2019, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2018 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.

Quorum

The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as the shares being present.

If your shares are held in “street name” and you do not return your proxy, your brokerage firm may vote your shares for you under certain circumstances. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted (“broker non-votes”). Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the meeting according to your instructions.

Abstentions and broker non-votes have no effect on any of the proposals discussed in this proxy statement.

Proxy Solicitation

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of $25,500 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.

Revocation of Proxies

If you execute and return a proxy or vote via the Internet or telephonically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Corporate Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.

Adjournments and Postponements

In accordance with the Company’s by-laws (the “By-laws”), the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Board, based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following 11 nominees be elected at the Annual Meeting, each of whom will serve until the 2020 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. Each of the nominees is currently a director of the Company and has been elected to hold office until the Annual Meeting or until his or her successor has been elected and qualified. The nominees were most recently elected at the 2018 Annual Meeting of Shareholders. Donald D. Snyder informed the Board on March 22, 2019 that he would not stand for re-election when his term expires at the Annual Meeting and following his decision, the Board acted to reduce the size of the Board from 12 to 11 members effective as of the Annual Meeting.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	78	1997
Peter Arkley	64	2000	✓
Sidney J. Feltenstein	78	2013
James A. Frost	65	2015
Michael F. Horodniceanu	74	2018	✓
Michael R. Klein	77	1997	✓
Robert C. Lieber	64	2014	✓
Dennis D. Oklak	65	2017	✓
Raymond R. Oneglia	71	2000	✓
Dale Anne Reiss	71	2014	✓
Dickran M. Tevrizian, Jr.	78	2011	✓

The Board has determined that 8 out of the 11 nominees are independent. Detailed information about the Board’s determination of director independence is provided in the “Director Independence” section starting on page 7.

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 55 years in the industry, Mr. Tutor brings to our Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm, where he is responsible for the development and implementation of the construction business and financial strategy. More recently, Mr. Arkley was appointed to oversee Alliant Specialty Group, which includes aviation, agribusiness, public entity, health care, real estate, energy and marine, executive risk and construction. From 1994 to 2008, he served as the Chairman/Chief Executive Officer of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, and from 2008 until June 2011 he served as the Managing Principal/Chief Executive Officer of AON’s Global Construction Group. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets. Mr. Arkley provides the Board insight on risk management and financial service matters. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.

Sidney J. Feltenstein has served as a director since November 2013 and is a Senior Operating Partner of Sentinel Capital Partners. He is the retired Chairman and Chief Executive Officer of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Prior to creating Yorkshire Global Restaurants, Mr. Feltenstein spent 19 years with Dunkin’ Donuts in both operations and marketing, the last 12 of which he spent as chief marketing officer. In 1992, he left Dunkin’ Donuts to become executive vice president of worldwide marketing for Burger King Corporation. Mr. Feltenstein serves as a director of Fazoli’s, The HoneyBaked Ham Company, Focus Brands, Captain D’s and TGI Fridays, all of which are privately held companies. In addition, he is a former Trustee and Audit Committee Chairman and is currently an Overseer of Boston University, and is a Trustee of One Family Health, both of which are non-profit organizations. Mr. Feltenstein is a past Chairman of the International Franchise Association (IFA) and a former Chairman of the IFA Educational Foundation. He is also a member of the IFA Hall of Fame and a past recipient of the IFA’s Entrepreneur of the Year Award. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.

James A. Frost has served as a director since February 2015, when he was promoted to the position of President and Chief Operating Officer. In addition, since 2008, Mr. Frost has served as Chief Executive Officer of Tutor Perini’s Civil Group. He originally joined the Company’s predecessor, Tutor-Saliba, in 1988 and was ultimately elevated to the role of Chief Operating Officer. Prior to Tutor-Saliba, Mr. Frost founded and was the majority owner of his own general construction company, which he successfully operated for 10 years. He served in active military duty for more than four years with the United States Air Force. Mr. Frost studied engineering at the College of Southern Maryland, at Texas State University and at the University of Texas in Austin. He also completed a two-year business management program at the University of Phoenix in Woodland Hills, California. Over the course of his career, Mr. Frost has gained extensive executive leadership experience in construction management and operations, overseeing numerous projects, including many of the Company’s largest and most difficult building and civil projects. With more than 30 years of experience with the Company, Mr. Frost provides the Board with significant management and operational insight.

Dr. Michael F. Horodniceanu has served as a director since May 2018. Dr. Horodniceanu is a professor and Chair of the Institute of Design & Construction Innovation Hub at NYU Tandon School of Engineering, Department of Urban and Civil Engineering. He is also a principal at Urban Advisory Group, Inc., an urban strategy consultancy. From 2008 to 2017, he served as President of New York Metropolitan Transportation Authority (MTA) Capital Construction Company, where he managed a $20 billion transportation capital program, the largest such program in the United States. During his tenure, he completed four mega-projects, including the long-awaited first phase of the Second Avenue Subway. Prior to joining MTA Capital Construction, he was Chairman and Chief Executive Officer of the Urbitran Group, a New York City-based engineering and architectural firm that specialized in planning, engineering, architecture and construction management for transportation projects. From 1986 through 1990, Dr. Horodniceanu served as Commissioner of New York City Department of Transportation’s Bureau of Traffic. Prior to that, he was a professor at Polytechnic Institute of New York University (now NYU Tandon School of Engineering) and Manhattan College, where he led courses in transportation engineering, transportation finance, transportation system safety, highway design, railroad engineering and terminal design. Throughout his career, Dr. Horodniceanu has been involved in a variety of civic activities bringing his leadership and expertise to many organizations. He has, and continues to serve as Chairman of the Faculty Advisory Board of NYU Tandon School of Engineering since 1992 and as Chairman of the Architecture, Engineering and Robotics Commission of the New York City Department of Education Career and Technical Education program since 2017. In addition, since 2001 he has been a director of the Community Service Society of New York, where he was previously a member of the Finance and Development Committees and is currently a member of the Investment Committee. Dr. Horodniceanu brings to the Board 40 years of academic and industry experience, and over 30 years of executive management experience. Dr. Horodniceanu holds a Bachelor of Science in Civil Engineering from the Technion - Israel Institute of Technology, a Master of Science in Engineering Management from Columbia University and a Doctor of Philosophy in Transportation Planning and Engineering from Polytechnic Institute of New York University. Dr. Horodniceanu is a licensed Professional Engineer.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the Lead Independent Director.  Mr. Klein, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information of which he was a co-founder; as Chairman and Chief Executive Officer of the Sunlight Foundation and of Gun Violence Archive, both non-profit organizations which he founded; and as Chairman of the Shakespeare Theatre Company, a non-profit organization. Through 2009, he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Independent Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011, and as a director of ASTAR Air Cargo, Inc., a privately held company which was sold in 2014. He is a director of ThinkFood Group, LLC, a privately held food services company, a trustee of the Aspen Institute and Chairman of the Aspen Music Festival and School, both non-profit organizations. From 1974 until 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering, now WilmerHale. Mr. Klein’s 40 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Board and the Company in his role as Lead Independent Director. Mr. Klein holds a Master of Laws from Harvard Law School and Juris Doctor and Bachelor of Business Administration from the University of Miami.

Robert C. Lieber has served as a director since August 2014. Mr. Lieber is the Executive Managing Director of Island Capital Group LLC and C-III Capital Partners LLC (“C-III”). He joined the firm in July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Prior to joining the Bloomberg administration, Mr. Lieber worked at Lehman Brothers for 23 years, serving most recently as a Managing Director of their Real Estate Private Equity Group and prior to that as the Global Head of Real Estate Investment Banking. C-III (through affiliates) serves as the manager of various real estate investment trusts (REITs). In his capacity as Executive Managing Director of C-III, Mr. Lieber serves as a member of the board of directors of two REITs managed by subsidiaries of C-III: Resource Income Opportunity REIT, Inc. and Resource Real Estate Opportunity REIT, Inc., both public non-traded REITs. In addition, Mr. Lieber serves as Chief Executive Officer (but not a director) of Exantas Capital Corp., a publicly traded REIT, which is also managed by a subsidiary of C-III. Mr. Lieber also served as both Secretary of the Board and as a Trustee for the Urban Land Institute and Governor of the Urban Land Foundation. He is the former Chairman of the Zell-Lurie Real Estate Center at the Wharton School, University of Pennsylvania. Mr. Lieber brings to the Board extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and governmental sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School.

Dennis D. Oklak has served as a director since May 2017. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from April 2004 through December 2015 and served as director from April 2004 and Chairman of the board of directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak also served in various financial and management roles at Duke Realty from 1986 until his appointment as Chief Executive Officer in 2004. Mr. Oklak serves as a director on the Board of Xenia Hotels and Resorts, a publicly traded REIT specializing in hotel ownership, where he has served since February 2015. He also serves as the Non-Executive Chairman of the Board of Managers of Concession Company LLC, lessee of the Indiana Toll Road. Mr. Oklak serves on the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation and the Dean’s Advisory Board for Ball State University’s Miller College of Business. Mr. Oklak contributes to the Board real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from nine years at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director. He holds a Bachelor of Science from Ball State University.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia’s 49 years of experience at O&G allow him to contribute an in-depth industry perspective to the Board. Mr. Oneglia holds a Bachelor of Science from Union College.

Dale Anne Reiss has served as a director since May 2014. She currently serves as Senior Managing Director of Brock Capital Group LLC, a full-service investment bank, and Chairman of Brock Real Estate LLC, its equity and mezzanine financing arm. Ms. Reiss is a Director, Chair of the Audit Committee and Member of the Nominating and Governance Committee of iStar Financial Inc., a real estate finance company, and is a Director and Audit Chair at Starwood Real Estate Income Trust, a non-publicly traded REIT. Until her retirement in 2008, she served as Senior Partner as well as Global and America’s director of real estate, hospitality and construction at Ernst & Young LLP, and its predecessor Kenneth Leventhal & Company, and was subsequently senior consultant to their Global Real Estate Center until 2011. From 1980 to 1985, Ms. Reiss was senior vice president and controller at Urban Investment & Development Company. Since 1998, Ms. Reiss has served as a governor and past Trustee of Urban Land Institute. She is a former member of the Board of Directors of Post Properties, Inc., of Care Capital Properties Inc., until its merger with Sabra Health Care REIT, Inc., and of CYS Investments, Inc. until its merger with Two Harbors Investment Corp. Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago. She is a Certified Public Accountant.

Dickran M. Tevrizian, Jr. has served as a director since September 2011. Prior to his retirement in April 2007, Judge Tevrizian had been a federal judge for the United States District Court for the Central District of California since 1986, and earlier served from 1972 to 1982 as a Municipal and then as a Superior Court judge for the State of California. From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services. Judge Tevrizian also serves on the legal advisory board of LegalZoom.com, Inc. and on the boards of several other privately held companies and corporations. He is also a past Trustee of Pacific Oaks College and past member of the Board of Directors of Children’s Hospital of Los Angeles. Judge Tevrizian’s 31 plus years of experience as a federal and state judge provides the Board with significant insight on risk management and compliance matters. Judge Tevrizian holds a Juris Doctor and a Bachelor of Science in Finance from the University of Southern California.

Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of each of the director nominees to hold office until the 2020 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board; or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified or reduce the size of the Board.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION AS DIRECTOR.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Composition

The Board currently consists of 12 directors, all of whose terms expire upon the election of their successors at the Annual Meeting or upon their successors’ earlier election and qualification. On March 22, 2019, Donald D. Snyder notified the Board of his decision not to stand for re-election at the Annual Meeting. Following Mr. Snyder’s decision, the Board approved a reduction to the size of the Board, from 12 to 11 members, effective as of the Annual Meeting. As further described below, the Board and the Corporate Governance and Nominating Committee are committed to identifying qualified director candidates who can make a significant contribution to the Board, including candidates who are independent and who represent diversity in skills, experience, gender, ethnicity and age. The most recent addition to the Board was Dr. Michael F. Horodniceanu, who was elected to the Board by a vote of the Company’s shareholders at the 2018 Annual Meeting. The Board believes that its current members possess a strong mix of skills, experience and attributes that are beneficial to the Company and our shareholders.

Under the Amended Shareholders Agreement, which became effective upon the September 2008 merger between Perini Corporation and Tutor-Saliba, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and three trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.

Director Independence

The Board assesses its directors’ independence from the Company annually, pursuant to Section 303A of the NYSE Listing Standards. As of its most recent assessment, the Board has affirmatively determined that the following current Board members are independent directors: Mr. Arkley, Dr. Horodniceanu, Mr. Klein, Mr. Lieber, Mr. Oklak, Mr. Oneglia, Ms. Reiss, Mr. Snyder (who is not standing for re-election) and Judge Tevrizian. In addition, all of the members of the Audit, Corporate Governance and Nominating and Compensation committees are independent under applicable listing standards and SEC rules. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. Regarding the Compensation Committee, the Board considered any sources of compensation paid to the directors by the Company, as well as whether the director is affiliated with the Company or any of the Company’s subsidiaries or affiliates. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the Director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.

As part of its review, the Board considered the Company’s business relationships with firms affiliated with Mr. Arkley and Mr. Oneglia, and concluded that those relationships were not material and, therefore, both individuals are independent. A summary of the Board’s analysis follows:

•

With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant Insurance Services (“Alliant”), of which Mr. Arkley is currently a Senior Managing Director. In addition, the Board considered Mr. Arkley’s role on the Compensation Committee in assessing whether compensation to Mr. Arkley paid by any person or entity had or would impair his ability to make independent judgments about the Company’s named executive officers. Consistent with NYSE Listing Standard 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied uniformly to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.

Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listing Standard 303A.02(b) and determined that none of these factors impacted Mr. Arkley’s independence:

i.	whether the director was employed by the company in the last three years or has a family member who was an executive officer of the company in the last three years;
ii.

whether the director or a family member accepted compensation from the company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;

iii.

whether a) the director is a partner or employee at the company’s auditor, b) the director has a family member who is a partner of the auditor, or who is an employee of the auditor and works  on the company’s audit, or c) the director or family member was a partner or an employee of the auditor in the last three years and worked on the company’s audit;

iv.

whether the director or a family member is or has been in the last three years an executive officer of another entity where any executive officer served on the compensation committee at the same time; and

v.

whether the company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has a family member that is an executive officer.

Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.

•

For Mr. Oneglia, the Board considered the relationship between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint venture between Tutor Perini and O&G. The Board determined that the existing joint venture arrangement does not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint venture is formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint venture between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of the joint venture; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangement. In addition, the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated. Finally, the Board considered the qualitative and quantitative factors pursuant to NYSE Listing Standard 303A.02, outlined above regarding Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence.

Mr. Tutor and Mr. Frost are both executive officers and employees of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, none of them serves on committees reserved for independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer, except that the Board has instructed our Corporate Secretary to review correspondence directed to the Board and not to forward certain items that are unrelated to the duties and responsibilities of the Board, such as resumes or business solicitations, or that are otherwise inappropriate.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the By-laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Company’s Chief Executive Officer, as a member of the Board and as Chairman of the Board. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company for the following reasons, among others: (i) his iconic role in the construction industry with a proven record of successfully bidding for and managing large, complex building and civil projects; (ii) his strong business relationships, including those with clients, suppliers, subcontractors and surety and insurance partners; and (iii) his business acumen, strategic sense, discipline and sound judgment, which have resulted in growth and vertical integration while positioning the Company for future success with additional infrastructure spending expected.

Mr. Klein is the Vice Chairman of the Board and Lead Independent Director elected as such by unanimous vote of the independent directors. For more information regarding Mr. Klein’s duties and authority as Lead Independent Director, see “Corporate Governance and Nominating Committee.”

Committees and Meetings of the Board of Directors

During 2018, the Board met five times, and each of our directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. Our independent directors met in executive session after each of the regularly scheduled Board meetings, as well as an additional two times during 2018. The members of the Board are encouraged to attend our annual shareholders meetings. All 12 of the current directors attended the 2018 Annual Meeting of Shareholders.

Our By-laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The Board reviews the composition of its committees at least annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. Each of the standing committees of our Board has a written charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the standing committees of our Board in the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance and provide copies in print, without charge, to any shareholder requesting a copy.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels, including cybersecurity, data privacy and other risks. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversee certain risks including, but not limited to, the following:

•

Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, including cybersecurity risk, their potential financial impact on the company and its risk mitigation strategies.

•

Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

•	Corporate Governance and Nominating Committee – Develops and periodically reviews the Company’s governance structure, including the Code of Business Conduct and Ethics.

The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.

Having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.

Nominations for Director

The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our By-laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the

Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” subsection of our website at http://investors.tutorperini.com/corporate-governance. The Corporate Governance and Nominating Committee values and considers diversity in skills, experience, gender, ethnicity and age important factors when identifying its pool of potential director nominees and when evaluating the Board as a group.

A shareholder who wishes to recommend a director candidate to the Corporate Governance and Nominating Committee for the 2020 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary and follow the requirements for shareholder nominations of directors set forth below under “Shareholder Proposals for the 2020 Annual Meeting.”

Such shareholder notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person for the past five years and (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such person on the date of such shareholder notice and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder’s name and the name and address of other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder’s notice and (ii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder and such beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

Audit Committee

The Audit Committee currently consists of Dale Anne Reiss (Chair), Michael F. Horodniceanu, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak. The Board has determined that each member of the Audit Committee is “financially literate,” as defined in the NYSE listing standards, and meets the independence and experience requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE. Based upon review of their qualifications, the Board has designated Ms. Reiss, Dr. Horodniceanu, Mr. Klein, Mr. Lieber and Mr. Oklak as “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members serve on the audit committees of more than two other public companies. The duties of the Audit Committee include, but are not limited to, the following:

•	Appointing, compensating, retaining and overseeing the work of the independent auditors;

•

Establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

Reviewing and evaluating the qualifications, performance and independence of the independent auditors and the lead partner of the independent auditors and presenting the committee’s conclusions to the full Board;

•	Meeting with management and the independent auditor, either together or separately, to review and discuss the Company’s annual audited financial statements and quarterly financial statements;

•

Reviewing and pre-approving all permissible non-audit services to be performed by the independent auditor, considering whether the performance of such permissible non-audit services is compatible with the auditors’ independence;

•

Reviewing disclosures from the Company of (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and identify any material weakness in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

•	Reviewing and approving all potential transactions with related parties.

The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met eight times during 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the financial reporting process of the Company, on behalf of the Board of the Company in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Committee meet the independence and experience requirements of the SEC and the NYSE. The Board has designated Dale Anne Reiss (Chair), Michael F. Horodniceanu, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak as the Company’s “audit committee financial experts,” as defined by the rules of the SEC and NYSE, based on a review of their qualifications.

The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.

The Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.

In connection with the December 31, 2018 audited consolidated financial statements, the Committee:

•

Reviewed and discussed with management and Deloitte the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

•

Reviewed and discussed with internal audit, management and Deloitte the Company's internal control over financial reporting, including a review of management's and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;

•

Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 “Communications with Audit Committees”; and

•

Reviewed and considered the written disclosures and the letter regarding the independence of the Company’s independent auditors, which were received from Deloitte, as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with Deloitte its independence.

Based on the reviews and discussions above, the Committee recommended to the Board that the audited consolidated financial statements for 2018 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The Committee also recommended to the Board the reappointment of Deloitte, as the independent auditors of the Company for 2019. The Board approved both recommendations made by the Committee and resolved to include Deloitte’s reappointment to the Company’s shareholders for ratification at the 2019 Annual Meeting.

The Audit Committee

Dale Anne Reiss, Chair

Michael F. Horodniceanu

Michael R. Klein

Robert C. Lieber

Dennis D. Oklak

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Michael R. Klein (Chair), Peter Arkley, Robert C. Lieber, Raymond R. Oneglia, Donald D. Snyder and Dickran M. Tevrizian, Jr. Mr. Snyder will no longer serve on the committee following the expiration of his term at the Annual Meeting. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. The duties of the Corporate Governance and Nominating Committee include the following:

•	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

•	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

•	Evaluating the independence of each director and so advising the Board;

•	Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

•	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

•	Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. During 2018, the Corporate Governance and Nominating Committee did not retain any consultants or other experts. The Corporate Governance and Nominating Committee met four times during 2018.

The independent directors have designated Michael R. Klein, Chair of the Corporate Governance and Nominating Committee, to act as the Lead Independent Director. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:

•	Chairing any meeting of the independent members of the Board in executive session;

•	Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•	Serving as a liaison between the Chairman of the Board and the independent directors;

•	Facilitating communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;

•	Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are also available in the “Corporate Governance” subsection of our website at investors.tutorperini.com/corporate-governance. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; e‑mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our executive officers or directors, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

The Compensation Committee currently consists of Donald D. Snyder (Chair), Peter Arkley and Michael R. Klein. Mr. Snyder will no longer serve on the committee or as Chair following the expiration of his term at the Annual Meeting. A former director, Thomas C. Leppert, served on the Compensation Committee from March 2017 until February 2018, when he resigned from the Board, and during which period Mr. Arkley was not a member of the Committee. The Board considered at that time who among the remaining independent directors would best fill the Committee seat vacated by Mr. Leppert upon his resignation, and determined that Mr. Arkley was the best choice based on his extensive knowledge of and experience in the construction industry, including knowledge of the compensation practices of the Company’s peers. As previously mentioned, on March 22, 2019 Donald D. Snyder notified the Board of his decision not to stand for re-election upon the termination of his current term at the 2019 Annual Meeting. The Board has determined that each member of the Compensation Committee is an independent director, as defined by the NYSE, and meets the additional independence requirements of the NYSE applicable to Compensation Committee members.

The principal powers and duties of the Compensation Committee as established by the Board are as follows:

•

Review and approve the executive compensation programs and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with the Company’s goals and objectives, and competitive with those of comparable firms in the construction industry;

•	Review and recommend to the Board compensation of directors for service on the Board and its committees;

•

Review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and recommend to the independent directors of the Board the CEO’s compensation for the Board’s approval;

•

Pursuant to the authority delegated to it by the Board, review and approve the compensation of other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;

•

Establish, approve and certify the incentive compensation plans in effect, including (i) participants; (ii) performance goals; (iii) payment, if any, of bonuses; (iv) determination of whether the form of payment will be cash, stock or a combination thereof, with the CEO’s incentive compensation to be ratified by the independent directors of the Board; (v) interpret the provisions of the incentive compensation plan(s); and (vi) establish rules and regulations governing the incentive compensation plan(s);

•

Oversee administration of the Perini Corporation Pension Plan, including monitoring investments, approval of significant changes to the plan and such other actions that the committee deems necessary; and

•	Review and approve the Compensation Discussion and Analysis prepared by management, and recommend its inclusion in the proxy statement or Form 10-K.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2018 to review and provide guidance for the proxy statement and to provide other consultative services related to our compensation programs and practices. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the work performed by Meridian did not give rise to any conflicts of interest.

The Compensation Committee met five times during 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a Code of Business Conduct and Ethics for all executive officers, directors, and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Chief Compliance Officer, and suspected violations are required to be reported to either the Chief Compliance Officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential related party transactions involving executive officers or directors and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini, which provides for the following:

•	Mr. Tutor will be nominated for election to the Board as long as he serves as the Chief Executive Officer of Tutor Perini.

•

Mr. Tutor has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of common stock. Mr. Tutor elected to exercise his right to designate one nominee to the Board when, in November 2013, he designated Mr. Feltenstein for nomination and election to the Board. Accordingly, at each meeting of shareholders at which directors are to be elected, we have agreed to nominate and recommend the shareholder representative’s designee(s) and Mr. Tutor (as long as he serves as our Chief Executive Officer) for election to the Board, subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

•

The Tutor Group (see “Board Composition” for discussion of the Tutor Group) has certain registration rights with respect to the shares of the common stock acquired pursuant to the merger. After March 8, 2009, Mr. Tutor, as shareholder representative, may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Additionally, if we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $3.0 million and recognized expense of $3.2 million for the year ended December 31, 2018. Our participation in these lease agreements was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.

O&G Joint Ventures

Mr. Oneglia is Vice Chairman of O&G Industries, Inc. The Company occasionally forms construction project joint ventures with O&G, in which each partner may provide equipment and services for the projects on customary trade terms. During the year ended December 31, 2018, we had one active joint venture with O&G for a project in Los Angeles, California in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively. No payments were made to O&G by the joint venture or the Company during 2018. Our participation in this joint venture was reviewed and approved by the full Board in accordance with the Company’s policies. See “Director Independence” for additional information.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2019. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2019 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP. Deloitte & Touche LLP has been our independent registered public accounting firm since 2002. Representatives of Deloitte & Touche LLP will be present at the 2019 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2018 and 2017, we retained Deloitte & Touche LLP to provide services in the following categories and amounts:

	2018	2017
Audit Fees	$4,330,028	$4,114,011
Audit-Related Fees(1)	67,010	59,416
Tax Fees(2)	253,645	320,506
All Other Fees	—	—
Total Fees	$4,650,683	$4,493,933

____________________________________________________________________________________________________

(1)	Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.
(2)	Consists of fees for tax consulting services.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended (the “Code”). Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.

All of the services related to the above fees were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3: APPROVAL ON AN ADVISORY (NON-BINDING) BASIS OF THE COMPENSATION PAID TO TUTOR PERINI’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, require that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the CD&A and tabular disclosures of this proxy statement. We conduct this advisory vote on an annual basis and will conduct the next advisory vote at the 2020 Annual Meeting of Shareholders.

As described in detail in the CD&A, we provide our executives with appropriate incentives to drive the success of our business. We have designed an executive compensation program that is largely performance-based, encourages executives to further the overall business strategy of the Company and aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.

Continuing the work it began in prior years, the Company and the Compensation Committee have made considerable improvements with regard to executive compensation, directly in response to various concerns expressed by shareholders and independent proxy advisors during the Company’s ongoing engagement with these groups. Although it takes time for the effect of these changes, many of which were implemented in 2017, to be fully realized, and legacy arrangements entered into a number of years ago with some of our NEOs, including Mr. Tutor, continue to pay out, these areas of improvement include refining the Company’s peer group, diversifying performance metrics and adding relative TSR equity incentives, increasing the length of performance periods for long-term incentive compensation, imposing restrictions and limitations on share pledging, linking CEO pay more closely to performance and better explaining the level of CEO pay, among others.

For additional information on these vast efforts to address our shareholders’ concerns, we encourage you to closely review the CD&A in its entirety. These improvements demonstrate the Company’s regard for its shareholders’ concerns and its willingness to effect changes, which warrant shareholder support for its executive compensation.

The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its ongoing evaluation of and future decisions regarding additional changes and improvements to the Company’s executive compensation program.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers:

Name	Age	Position
Ronald N. Tutor	78	Chairman of the Board and Chief Executive Officer
Gary G. Smalley	60	Executive Vice President and Chief Financial Officer
James A. Frost	65	President and Chief Operating Officer
Leonard J. Rejcek	63	President and Chief Executive Officer of the Building Group
Wendy A. Hallgren	51	Executive Vice President and General Counsel

For biographical summaries of Mr. Tutor and Mr. Frost, who are also directors, see Proposal 1 starting on page 4.

Gary G. Smalley has served as Executive Vice President and Chief Financial Officer of Tutor Perini Corporation since September 2015. Previously, he held several financial management roles during nearly 24 years with Fluor Corporation (“Fluor”), a multinational engineering and construction firm. With Fluor, he served as Senior Vice President and Controller for seven years, as Group Chief Financial Officer for one of Fluor's business segments, as Vice President of Internal Audit and in several other financial operations management roles in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young LLP and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.

Leonard J. Rejcek has served as President and Chief Executive Officer of Tutor Perini’s Building Group since June 2017. Mr. Rejcek also serves as President and Chief Executive Officer of Tutor Perini Building Corp., a wholly-owned subsidiary within the Company’s Building Group. Mr. Rejcek has over 35 years of experience in the construction industry, most recently providing construction consulting services from 2013 to 2017, and prior to that serving as President and Chief Operating Officer of Manhattan Construction Company from 2006 to 2013. Mr. Rejcek holds a Bachelor of Science in Building Construction from Texas A&M University and has been recognized as a distinguished alumnus of the Texas A&M School of Architecture.

Wendy A. Hallgren has served as Executive Vice President and General Counsel of Tutor Perini Corporation since August 2018. Previously, she was the Chief Compliance Officer at Fluor, where she was responsible for developing and implementing Fluor’s comprehensive compliance and ethics program. While at Fluor, she also had responsibilities relating to securities law, including chairing the company’s disclosure committee, enterprise risk management, corporate finance, trade, data privacy, corporate governance and mergers and acquisitions. Earlier in her career, Ms. Hallgren was an associate with Gibson, Dunn and Crutcher LLP and Hogan & Hartson LLP (now Hogan Lovells). Ms. Hallgren holds a Bachelor of Arts in Government from Georgetown University and a Juris Doctor from the University of Michigan.

Our officers are elected on an annual basis at the Board of Directors’ meeting immediately preceding the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting preceding the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section addresses executive compensation in 2018 for our named executive officers (“NEOs”): Ronald N. Tutor, Gary G. Smalley, James A. Frost, Leonard J. Rejcek and Wendy A. Hallgren. Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn amounts that are greater than their base salary if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing long-term shareholder value. The following discussion will cover our executive compensation practices and the unique factors that play into these practices. We will discuss our 2018 financial highlights, the outcome of the 2018 advisory vote on our executive compensation, our robust shareholder outreach efforts and the progress and improvements we have made on governance and executive compensation over a number of years. Finally, we will discuss the process the Compensation Committee follows in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation for 2018.

EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

WHAT WE DO:

Pay-for-Performance Philosophy – The majority of executive compensation for our NEOs is performance-based and is tied to our financial performance. We utilize aggressive, but achievable, performance targets to provide our executives strong incentives to maximize long-term shareholder value. As a result, our NEOs may earn significantly less than their potential targeted total compensation in a given year due to forfeitures of some or all of their short- and long-term incentive compensation. See page 23 for further details.

Ongoing Shareholder Outreach Program – We maintain an open and regular dialogue with our institutional shareholders to understand their views about our executive compensation program and to provide the Company’s compensation perspectives. See page 20 for further details.

Benchmarking – We benchmark our NEOs’ compensation annually against our peer group comprised of publicly traded companies within the engineering and construction industry when evaluating and setting our executive compensation.

Double-Trigger Equity Acceleration upon a Change-in-Control – The Company has implemented double-trigger equity acceleration upon a change-in-control for long-term incentive equity awards, which provides for immediate vesting upon a change-in-control only if the executive is involuntarily terminated (without cause) in conjunction with that change-in-control.

Stock Ownership Policy – The Company maintains a stock ownership policy whereby the Chief Executive Officer and his direct reports are expected to maintain specified stock ownership levels, dependent on their role, within five years of appointment. The Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary. As of the most recent measurement date, all NEOs are in compliance with the policy. In addition, the Company’s non-employee directors are expected to maintain stock ownership at a level representing at least five times the directors’ annual cash retainer within five years from the date of their election to the Board. As of the most recent measurement date, all non-employee directors are in compliance with the policy.

Stock Retention Policy – NEOs, as well as non-employee directors and certain other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – The Company has a clawback policy whereby any future short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

Mitigation of Undue Risk – Our compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts and clawback provisions. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. After considering these policies and processes, we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company.

Independent Executive Compensation Consultant – The Compensation Committee works with an independent executive compensation consultant on director and executive compensation-related matters. This consultant provides no other services to Tutor Perini.

No Dividends on Unvested Equity Awards – Our Incentive Compensation Plan prohibits the payment of dividends on any unvested shares (for both time-based and performance-based awards).

WHAT WE DON’T DO:

No Change-In-Control Excise Tax Gross-Ups – The Company has no agreements in place that would provide Section 280G excise tax gross-ups to any NEO in the event of a termination following a change-in-control, and the Company will not enter into any new agreements that would provide such gross-ups.

No Repricing of Underwater Stock Options
No Discounted Stock Option Grants
No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock

2018 FINANCIAL AND OPERATIONAL HIGHLIGHTS

Our executive compensation program is designed to incentivize NEOs and employees to deliver superior financial and operational results, which we believe should translate into long-term shareholder value creation.

2018 Financial and Operational Highlights

•	Increased operating income by 7% year-over-year.

•	Delivered the highest gross margin and operating margin since 2014, with strong segment operating margin performance across all segments.

•

Increased backlog* by 28% year-over-year, ending the year with a strong backlog of $9.3 billion, more than three-quarters of which is associated with higher-margin civil and specialty projects. We also concluded 2018 with more than $2.5 billion of pending awards which are expected to be booked into backlog in early 2019.

•	Added approximately $6.5 billion of new awards* and adjustments to existing contracts.

•	Continue to experience robust, increasing demand and a high level of bidding activity across our business, which we anticipate will continue over the next several years.

While the Company delivered the strong financial performance described above, it did not achieve its target of operating cash generation greater than net income in 2018, which is one of the key financial metrics used to determine our NEO’s short-term incentive compensation. Accordingly, our NEOs earned below-target annual incentive compensation awards for the year. For more information, see “Annual Incentive Compensation” starting on page 26.

____________________________________________________________________________________________________

*New awards and backlog, as presented herein, are supplemental measures of our performance. These measures are not required by or presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Management uses new awards and backlog to assist in forecasting future results.

o	New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.

o

Backlog in our industry is a measure of the total value of work that is remaining to be performed on projects that have been awarded. We include a construction project in our backlog when a contract is awarded or when we have otherwise received written definitive notice that the project has been awarded to us and there are no remaining major uncertainties that the project will proceed (e.g., we believe adequate funding is in place).

WHERE WE HAVE BEEN AND WHERE WE ARE GOING

2018 Advisory Vote on Executive Compensation

At our 2018 Annual Meeting of Shareholders, less than a majority of the votes cast supported the executive compensation of our NEOs. The Company and the Compensation Committee considered this voting result in assessing whether there was a need for further modification or enhancement of our executive compensation program and other governance issues. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, we have taken significant steps over the last couple of years toward addressing many of the concerns expressed by our shareholders and proxy advisory firms. Further details about these efforts are discussed below.

Shareholder Outreach Program

Since 2012, we have conducted an ongoing shareholder outreach program to maintain an open and regular dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Additionally, this outreach program is intended to provide insight to our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, industry focus and operations. Our outreach program has included productive discussions regarding certain policy changes the Company has implemented over the past few years in light of its recent advisory votes on executive compensation.

Most recently, in 2018, we invited our top 25 institutional shareholders, representing nearly 75% of our outstanding shares, to discuss their views and proxy voting guidelines with respect to our executive compensation program and disclosures. As a result, we held discussions with institutional shareholders that represented approximately 28% of our shares outstanding. Topics discussed with shareholders recently, as well as over the past few years, have included the level of CEO compensation, our compensation disclosure, equity award vesting periods, performance-based vesting criteria and metrics, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. The participants of Tutor Perini’s shareholder outreach team consist of our Chief Financial Officer, our Vice President of Investor Relations and, occasionally, the Chair of our Compensation Committee. The Company and the Compensation Committee intend to continue this outreach program to facilitate shareholder input into the Company’s compensation philosophy.

Recent Actions Taken Based on Shareholder and Proxy Advisor Feedback

The following table summarizes various concerns that have been expressed by shareholders and proxy advisors over the past few years and how we have addressed the issues:

Concern	How We Have Been Responsive
1. Need for greater transparency regarding shareholder outreach feedback and actions taken in response to that feedback

In this section of the CD&A, we provide details regarding concerns expressed by shareholders and independent proxy advisors and the various changes we have implemented to address the concerns, from both a compensation and governance perspective.

2. Mixed responsiveness to low Say on Pay vote	As outlined below, the Company and Compensation Committee have taken various significant steps to make executive compensation and governance improvements requested by shareholders.

Concern	How We Have Been Responsive
3. Level of total CEO compensation relative to performance

No salary increase has been approved for our CEO since 2015.

While our pay-for-performance-based executive compensation program can reward strong performance with high compensation, our NEOs can receive and have, in fact, received far less than their targeted and proxy-reported compensation when performance goals are not achieved. To illustrate this philosophy, our CEO received a payout at approximately 65% of target for his 2018 annual incentive after the Company achieved below target results on its pre-tax income and cash flow from operations targets. Also, in 2017 and 2018 Mr. Tutor forfeited a total of approximately $9.1 million of unearned incentive compensation (see page 31).

To make the foregoing points more clear, since 2017 we have included enhanced disclosures regarding Mr. Tutor’s significant value to the Company, the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry (see "Unique Factors" section on page 24) to help explain his level of compensation. Finally, Mr. Tutor’s total realized compensation over the last three years (see page 34) was $21.5 million less than his total compensation as required to be reported in the proxy on the Summary Compensation Table (page 32).

4. Composition of peer group

In response to concerns expressed by certain shareholders, in 2018 the Company removed privately held companies, as well as U.S. subsidiaries of foreign parent companies in its peer group used for executive compensation purposes. The Company’s peer group now includes only publicly traded companies within the engineering and construction industry.

5. Lack of diversity in performance metrics for short-term incentive compensation

In response to suggestions that the Company utilize metrics other than pre-tax income for annual incentive compensation, beginning in 2017 the Company and Compensation Committee implemented the following performance metrics for short-term (annual) incentive compensation: pre-tax income (50% weighting); operating cash flow (30%); safety (10%); and individual performance (10%). The addition of the operating cash flow metric had an immediate positive effect in 2017, helping the Company to generate a record level of operating cash flow that year. Furthermore, the addition of the safety metric has resulted in a greater focus on a culture of safety throughout the Company’s operations.

6. Lack of a performance metric or other mechanism to incentivize cash flow generation

As noted above, 30% of our NEOs’ target annual incentive compensation is linked to the achievement of an operating cash flow target that is set annually by the Compensation Committee. In 2018, the Company did not achieve its operating cash flow target and accordingly, in line with our pay-for-performance philosophy, our NEOs’ annual incentive compensation was negatively impacted by a zero payout for that 30% portion (see page 27). The addition of the operating cash flow metric enabled the Company to significantly improve its operating cash flow in 2017, and provides a strong motivation for a return to substantially improved cash generation in 2019 and beyond.

Concern	How We Have Been Responsive
7. Lack of diversity in performance metrics for long-term incentive compensation

In 2017, the Company and the Compensation Committee implemented a policy requiring all new long-term incentive performance-based awards to include at least one relative return metric, such as 3-year relative TSR, and discontinued its use of consolidated pre-tax income as the sole performance measure for long-term incentive awards.

8. Short (one-year) performance periods for most long-term incentive compensation awards

In 2017, the Company and Compensation Committee implemented a policy to cease utilizing one-year performance periods for future long-term incentive awards with limited exceptions approved by the Compensation Committee.

9. Short minimum vesting period for long-term incentive compensation plan

Our Incentive Compensation Plan includes a one-year minimum vesting period for awards under the Plan, with the exception of awards to non-employee directors. Furthermore, time-based (or service-based) restricted stock and RSU awards are subject to a three-year minimum vesting period. (However, as is common practice, we may grant up to 5% of the share pool without subjecting such grants to the minimum vesting requirement.)

10. Lack of a relative return-based metric for most long-term incentive compensation awards

As mentioned above, in 2017 the Company and Compensation Committee implemented the use of at least one relative return metric, such as 3-year relative TSR, for its long-term incentive compensation performance-based awards.

11. Gap between CEO’s and other NEO’s annual incentive opportunity at maximum performance

In 2017, the Compensation Committee lessened the gap between the CEO’s and other NEOs’ annual incentive opportunities by setting Mr. Frost’s and Mr. Smalley’s maximum annual incentive opportunity at 150% of target, up from 100% of target in 2016, while Mr. Tutor has been eligible to earn a maximum payout of 200% of target. Providing above-target maximum payouts to NEOs is common practice among companies in our peer group. Our NEOs’ maximum incentive payouts are consistent with the maximum payouts provided to the NEOs in our peer group. See page 27 for further details regarding the payout ranges for all our NEOs. Maximum payouts that are above target can only occur in cases where performance is above target.

12. Share pledging

In 2017, the Company implemented a policy that limits any share pledging by NEOs and non-employee directors to 30% of the shares owned by the pledgor. Mr. Tutor’s and Mr. Frost’s existing pledged shares are “grandfathered” and therefore not subject to the 30% limit. No other NEO or non-employee director currently has any outstanding pledged shares.

Establishing Executive Compensation

Compensation Philosophy, Objectives and Risk Assessment

Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:

•

Link executive compensation to our business strategy. The Company’s executive compensation program is intended to reward progress made toward the achievement of strategic business goals. The Company’s substantial volume of large infrastructure project opportunities has led to the record backlog reported at year-end 2018, and the Company expects continued backlog growth, higher revenue, improved profitability and stronger operating cash flow in 2019. With the improved financial performance, key employees have the opportunity to benefit from higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.

•

Provide compensation that is highly competitive. The Company’s executive compensation program is designed to provide a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. We aim to provide total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) to our NEOs that is in or near the upper quartile relative to our compensation peer groups and, in situations involving extraordinary performance and value to the Company, provide total compensation to our NEOs that may reach the top end of market pay.

•

Have a significant portion of pay that is performance-based. The Company expects superior performance in return for superior compensation. Our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to these targets. As detailed below beginning on page 26, the majority of our NEOs’ total target compensation is performance-based, or “at risk” (excluding first-year guaranteed bonuses to Mr. Rejcek and Ms. Hallgren, which were provided to help secure executive talent and replace certain lost compensation opportunities).

•

Align the interests of NEOs with those of shareholders. Our executive compensation program is designed to align our NEOs’ interests with the interests of shareholders, who desire long-term value creation.  The Compensation Committee believes that executives should have a meaningful ownership interest in the Company and, as such, maintains and regularly reviews executive stock ownership guidelines. We also have implemented stock retention requirements, requiring our NEOs to retain at least 75% of net shares acquired under their equity awards until they are no longer with the Company.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and supported by our shareholders. This incentive approach provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon the Company’s strategic goals, an executive’s superior performance and the value of the executive to the Company. Importantly, at least half of the long-term incentive equity granted to each of our current NEOs during the past five years has been performance-based.

The Company and its industry remain at a crucial point for attracting and retaining top executive talent. There is substantial pent-up demand following decades of underinvestment in public infrastructure and a current environment of strong bipartisan support that is conducive to infrastructure spending. Given this backdrop and the strong demand we continue to experience, we anticipate an extraordinary period of even greater demand driven by large complex civil projects over at least the next several years. Therefore, it is critically important that we maintain an executive compensation program that is competitively attractive and rewarding to our key executives and prospective new executives.

The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals or other relevant factors. As detailed earlier in this CD&A, the Company and Compensation Committee have made significant progress and improvements to our executive compensation program over the last couple of years in response to shareholder and proxy advisor feedback and have also worked with the Board to effect certain governance improvements.

Management and the Compensation Committee review employee compensation policies, including the incentive compensation we provide to our NEOs annually in relation to market data for our peer group, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our executive compensation program is designed to appropriately align compensation for our NEOs and other executives with our business strategy and does not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent

Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other NEOs. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval of base salary and the metrics and targets for both annual incentive compensation and long-term incentive equity awards.

The Compensation Committee also reviews the CEO’s performance and, based on his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee also receives independent advice and recommendations on executive compensation matters from Meridian, which serves as the Compensation Committee’s executive compensation consultant.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Compensation Committee may set salary for the CEO and approve cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.

Our Compensation Targets

We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities, and target total compensation annually in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing an appropriate mix of short-term versus long-term incentive compensation for our executives. All of our short-term incentive compensation is performance-based (with the exception of occasional incentives provided for the recruitment of key executives, as approved by the Compensation Committee) and more than half of our long-term incentive compensation is performance-based. These significant portions of pay “at risk” reinforce the alignment of our executive officers with our shareholders.

We calculate target total compensation (the sum of base salary, target annual incentive compensation and target annual long-term incentive compensation) for each of our executive officers to confirm that it is appropriate for the position and we make adjustments when appropriate. We target executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the companies in our peer group. Executive officers may then earn actual total compensation at a level that can be above or below the peer group median, depending upon Company and individual performance. See page 27 for a summary of how our actual total compensation in 2018 compares to targeted parameters.

Unique Factors Play into our Executive Compensation Decisions and Practices

Since the 2008 merger that created Tutor Perini, Mr. Tutor has been a key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated and broader geographic player in the market. Mr. Tutor has transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with a large component of higher-margin civil and specialty construction projects. Amid strong public support for infrastructure spending, many state and local jurisdictions have enacted, or are in the process of enacting, significant long-term funding programs aimed at addressing their infrastructure needs. As a result, we continue to see a very high level of bidding activity for large civil projects and anticipate an even greater level of demand for our services over the next several years. Consequently, our growth is expected to be driven by a significant volume of higher-margin civil and specialty project opportunities.

The Company’s unique history (in particular the private company legacy of Tutor-Saliba, a heavy civil and building construction company that Mr. Tutor owned, operated and grew over several decades) and evolution since the merger have had a substantial impact on the Company’s executive compensation practices. Mr. Tutor’s value to the Company is significant and his level of compensation reflects, in part, his high retention value, which is particularly important today given the current environment of strong support for infrastructure spending and the anticipated influx of additional large civil project opportunities.

Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an in-depth knowledge and high involvement in many operational activities, from project selection and bid preparation to day-to-day client relationship management and oversight of many of the Company’s largest projects. He also plays an instrumental role in navigating and negotiating the legal processes related to various disputes over our claims, unapproved change orders and other critical matters. Mr. Tutor’s level of direct involvement in all of these functions is truly unique among CEOs in our industry. All of the above factors were considered by the Compensation Committee in its determination as to the appropriateness of Mr. Tutor’s compensation.

Tutor Perini is a construction services company that competes with many other public and private companies for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms or U.S. subsidiaries of foreign parent firms, whose focus and revenues stem largely from construction services and less from design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily derived from consulting, design, architecture and engineering services, rather than construction services.

Our Board and executive management have found through extensive succession planning activities that overall executive compensation levels at privately held and U.S. subsidiary competitors tend to be higher when compared to compensation levels at our publicly traded peers. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public industry peers and knows that it is significantly lower than his compensation under the Company’s predecessor, Tutor-Saliba. Because of Mr. Tutor’s unique capabilities and involvement, as well as the many different critical roles he fills, planning for his eventual succession has been considerably more challenging for Tutor Perini compared to other companies, and our succession planning activities have taken into account the complexities involved. While Mr. Tutor is highly compensated, he performs the work of multiple individuals. Therefore, it will take multiple people to eventually replace him and his contributions.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering and design services. Throughout these cycles, we strive to ensure that our executive compensation program remains consistent with the competitive labor markets for executive talent. Because we believe the construction industry is at an inflection point with many significant large infrastructure opportunities on the horizon, it is particularly important that we maintain a highly competitive executive compensation program to attract and retain the top talent needed to successfully capitalize on these future opportunities.

Peer Group Comparisons

The Compensation Committee reviews the Company’s peer group on an annual basis to ensure that it continues to be appropriate for analyzing and determining executive compensation for the Company. The peer group companies are selected based on various criteria considered by the Compensation Committee, including industry, revenue and market capitalization. As a result of this peer group review and evaluation, the Compensation Committee approved the Company’s 2018 peer group (listed below) in its assessment of executive compensation for 2018. The 2018 peer group differs from the prior (2017) peer group because, in response to concerns expressed by some shareholders and proxy advisory firms, the Compensation Committee removed privately held companies and U.S. subsidiaries of foreign parent companies from the 2018 peer group. In addition, two other companies were removed from the prior peer group in 2018: Chicago Bridge & Iron Co. was removed upon the completion of its acquisition by McDermott International, Inc.; and Sterling Construction Co. was removed because of its relatively smaller size (revenue and market capitalization) and limited geographic footprint compared to Tutor Perini. The Compensation Committee believes that, for 2018, the peer group below represented an industry-focused group of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believes that this peer group provided a better representation of the competition that influences the Company’s compensation decisions compared to other peer groups selected and used by proxy advisory firms that consider peer companies across a wider spectrum of industries.

The Compensation Committee utilized publicly available compensation data for the peer group to assess the relative competitiveness of the compensation for the Company’s NEOs in 2018 by reviewing market information on the peer group NEOs’ base salaries, annual incentive compensation and long-term incentive compensation.

The following table shows the companies included in the Company’s 2018 peer group:

2018 Peer Group
AECOM	Jacobs Engineering Group, Inc.
Dycom Industries, Inc.	KBR, Inc.
EMCOR Group, Inc.	McDermott International, Inc.
Fluor Corporation	Quanta Services, Inc.
Granite Construction, Inc.	Tetra Tech, Inc.

Elements of Compensation

Our executive compensation program relies on a combination of cash and share-based compensation to retain and motivate our NEOs based on strategic goals, superior performance and the value of the executive to the Company.

Base Salary

We provide base salaries that are highly competitive in order to retain and compensate our NEOs for the services that they provide. The Compensation Committee sets base salary levels based on a number of considerations including market data derived from the 2018 peer group, individual and corporate performance, inherent value to the Company and the NEO’s roles and responsibilities. For 2018, the Compensation Committee did not adjust any NEO’s base salary.

Annual Incentive Compensation

The Compensation Committee believes that providing meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, 50% to 60% (depending on position) of their target annual cash compensation (i.e., base salary and target annual incentive compensation) is comprised of an annual incentive opportunity that is paid only if the Company achieves pre-established performance goals set by the Compensation Committee.

The Compensation Committee approved the following four performance metrics (with respective weightings indicated) for the 2018 annual incentive compensation program: pre-tax income (50%); operating cash flow (30%); safety (10%); and individual performance (10%). These metrics were chosen because: 1) pre-tax income is tracked closely at the project level and is very useful for measuring profitability across the Company’s projects and business units; 2) operating cash flow is a very important financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation; 3) implementation of a safety metric is aligned with the Company’s goal to promote workplace safety and reduce insurance-related costs; and 4) an individual performance metric provides the Compensation Committee with latitude to appropriately reward NEOs based on each of their specific contributions to the Company’s performance and development. The Company and the Compensation Committee believe that a focus on maximizing these metrics best promotes shareholder value creation over the long term and helps us achieve our 2018 business plan objectives.

The Compensation Committee established a target annual incentive opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual incentive for each metric was only payable to the extent the Company achieved threshold performance goals established by the Compensation Committee at the beginning of the performance period. For example, our CEO received a payout at approximately 65% of target for his 2018 annual incentive after the Company achieved below target results on its pre-tax income and cash flow from operations targets.

The following table presents the performance targets and ranges for each of the performance metrics related to annual incentive compensation of our NEOs for 2018, excluding Ms. Hallgren, who joined the Company in August 2018 (well after the 2018 performance targets had been set for our NEOs):

	2018 Performance Ranges
(dollars in thousands)	Threshold		Target		Maximum
Consolidated
Pre-tax income (1)	80%	$130,234	100%	$162,792	120%	$195,351
Cash flow from operations	80%	$92,500	100%	$115,600	120%	$138,700
Safety(2)	80%	4.20	100%	3.50	120%	2.80
Individual performance(3)	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
Building Group (1)
Pre-tax income	80%	$29,736	100%	$37,170	120%	$44,604

____________________________________________________________________________________________________

(1)	Mr. Tutor, Mr. Smalley and Mr. Frost are measured on consolidated pre-tax income, while Mr. Rejcek is measured on the Building Group’s pre-tax income.
(2)	The target metric for safety is the OSHA Recordable Incident Rate.
(3)

Individual performance is a discretionary metric that considers factors such as the NEO’s contribution to overall Company performance, cultural and operational improvements, and talent development and succession planning.

The following table presents the 2018 threshold, target and maximum incentive compensation opportunities as a percentage of each executive’s base salary and the payouts associated with each level of achievement. This is Mr. Rejcek’s first year participating in the annual incentive program and the bonus opportunities for our NEOs remain unchanged from 2017 levels.

	2018 Annual Incentive Compensation Payout Ranges
	Threshold		Target		Maximum
	Base		Base		Base
	Salary	Payout	Salary	Payout	Salary	Payout
Ronald N. Tutor
Pre-tax income	50%	$875,000	75%	$1,312,500	150%	$2,625,000
Cash flow from operations	30	525,000	45	787,500	90	1,575,000
Safety	10	175,000	15	262,500	30	525,000
Individual performance	—	—	15	262,500	30	525,000
Total	90%	$1,575,000	150%	$2,625,000	300%	$5,250,000
Gary G. Smalley
Pre-tax income	40%	$380,000	50%	$475,000	75%	$712,500
Cash flow from operations	24	228,000	30	285,000	45	427,500
Safety	8	76,000	10	95,000	15	142,500
Individual performance	—	—	10	95,000	15	142,500
Total	72%	$684,000	100%	$950,000	150%	$1,425,000
James A. Frost
Pre-tax income	40%	$400,000	50%	$500,000	75%	$750,000
Cash flow from operations	24	240,000	30	300,000	45	450,000
Safety	8	80,000	10	100,000	15	150,000
Individual performance	—	—	10	100,000	15	150,000
Total	72%	$720,000	100%	$1,000,000	150%	$1,500,000
Leonard J. Rejcek
Building group pre-tax income	40%	$290,000	50%	$362,500	50%	$362,500
Cash flow from operations	24	174,000	30	217,500	30	217,500
Safety	8	58,000	10	72,500	10	72,500
Individual performance	—	—	10	72,500	10	72,500
Total	72%	$522,000	100%	$725,000	100%	$725,000

The following table presents the actual performance achievements and payout amounts for our NEOs’ annual incentive compensation for 2018. These annual incentives were earned in 2018 and paid in March 2019.

			2018 Annual Incentive Compensation Payout
Metric	Actual Achievement (dollars in thousands)		Ronald N. Tutor	Gary G. Smalley	James A. Frost	Leonard J. Rejcek
Pre-tax income	$132,613	81%	$906,974	$386,943	$407,308	$	n.a.
Building group pre-tax income	$44,213	119%	n.a.	n.a.	n.a.		362,500
Cash flow from operations	$21,402	23%	0	0	0		0
Safety	2.21	137%	525,000	142,500	150,000		72,500
Individual performance	Various(1)		262,500	118,750	100,000		72,500
Total Payout			$1,694,474	$648,193	$657,308		$507,500

____________________________________________________________________________________________________

(1)

Achievement for NEOs other than the CEO is determined based on an assessment by the CEO and approved by the Compensation Committee. For the CEO, achievement is based on an assessment by the Compensation Committee and subsequent approval by the independent directors of the Board of Directors. Factors considered for determining the final individual performance rating for the NEOs included an assessment of each NEO’s contribution to:  the overall performance of the Company in 2018 (e.g., progress made in resolving claims and unapproved change orders and the corresponding impact on operating cash flow generation, contributions to drive improvement in the Company’s share price, meeting earnings goals for the year and backlog growth); cultural and operational improvements (including leadership); and talent development (in order to be able to successfully execute projects in both backlog and prospective work) and succession planning.

In 2018, Ms. Hallgren received a pro-rata portion (based on her period of employment) of a guaranteed bonus of 60% of her salary for her first year of employment per her employment offer letter.

Long-Term Incentives

Periodic awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has granted periodic equity awards to select key executives based upon Company strategic goals, executive performance and retention considerations. Not all executives receive equity awards. During 2018, Mr. Tutor, Mr. Frost, Mr. Smalley and Mr. Rejcek were each granted equity awards, some of which were previously approved by the Company in prior-year employment agreement negotiations.

Performance-based long-term equity awards granted prior to 2017 used pre-tax income as the sole performance metric. The rationale for using pre-tax income as the performance metric centered upon its value in measuring profitability across the Company’s projects and business units. Furthermore, the Compensation Committee believed, and continues to believe, that pre-tax income maximization encourages executives to perform projects cost-efficiently, which promotes long-term shareholder value creation. In response to concerns expressed by certain shareholders and in order to focus on long-term performance relative to our peer group, the Compensation Committee, beginning in 2017 limited the use of one-year pre-tax income targets for new long-term incentive compensation awards and instead began implementing multi-year relative return metrics, such as relative TSR, for performance-based equity awards.

Equity Awards Approved by the Compensation Committee prior to 2018 but Granted in 2018

During 2018, certain NEOs were granted performance-based restricted stock units (RSUs) and nonqualified stock options (SOs), which were approved by the Compensation Committee prior to 2018 in connection with employment agreements or offer letters provided to the applicable executive (the award date is shown in the below table). The following table shows each equity grant’s performance targets, as well as potential payouts (note, for stock options, the achievement of performance targets results in the vesting of the indicated number of shares, though the payout of the option occurs upon the NEO’s exercise of the option).

				Performance Ranges and Payouts
(dollars in thousands, except EPS)				Threshold		Target/Maximum		Actual
Named Executive Officer	Type	Award Date	Metric	Achievement Level	Share Payout	Achievement Level	Share Payout	Achievement Level	Share Payout
Ronald N. Tutor	RSU	12/22/2014	1-year Consolidated Pre-Tax Income	$113,954	105,000	$162,792	150,000	$132,613	122,193	(1)
Ronald N. Tutor	SO	12/22/2014	1-year Consolidated Pre-Tax Income	$113,954	105,000	$162,792	150,000	$132,613	122,193	(1)
Gary G. Smalley	RSU	09/01/2015	1-year Diluted EPS	$1.33	10,500	$1.90	15,000	$1.66	13,096	(1)
Gary G. Smalley	SO	09/01/2015	1-year Diluted EPS	$1.33	10,500	$1.90	15,000	$1.66	13,096	(1)
Leonard J. Rejcek	RSU	08/16/2017	1-year Building Group Pre-Tax Income	$29,736	10,000	$37,170	10,000	$44,213	10,000	(2)
Leonard J. Rejcek	SO	08/16/2017	1-year Building Group Pre-Tax Income	$29,736	10,000	$37,170	10,000	$44,213	10,000	(2)

____________________________________________________________________________________________________

(1)

These equity grants were granted pursuant to legacy awards approved by the Compensation Committee before multi-year performance periods began to be utilized (the award date is shown in the table above).

(2)

As an inducement to join the Company, the Compensation Committee approved these one-year performance awards for Mr. Rejcek in 2017 as part of the compensation package provided in his employment offer letter.

2018 Equity Grants Made Pursuant to Recently Implemented Long-Term Incentive Compensation Practices

In 2017, the Company implemented a new equity compensation pay mix comprised of 50% performance-based equity awards and 50% time-based equity awards, which is consistent with peer group practices. Based on this new pay mix, the Compensation Committee granted 2018 equity awards to Mr. Tutor, Mr. Smalley and Mr. Frost, as shown below.

The time-based equity awards granted during 2018 were as follows:

Named Executive Officer	Type	Award Date	Vesting Date	Number of Units
Ronald N. Tutor	RSU	01/05/2018	Various(1)	225,000
Ronald N. Tutor	SO	01/05/2018	Various(2)	225,000
Gary G. Smalley	RSU	11/16/2018	11/15/2021	42,500
Gary G. Smalley	SO	11/16/2018	11/15/2021	42,500
James A. Frost	RSU	05/23/2018	05/23/2021	50,000
James A. Frost	SO	05/23/2018	05/23/2021	50,000
(1)	The RSUs vest two-thirds on January 4, 2021 and one-third on December 31, 2021.
(2)	The stock options vest in three equal installments on December 31, 2019, 2020 and 2021.

The performance-based awards granted during 2018 were as follows:

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Award Date	Metric	Achievement Level	Share Payout	Achievement Level	Share Payout	Achievement Level	Share Payout
Ronald N. Tutor	RSU	01/05/2018	2-Year Relative TSR	30th percentile	18,750	50th percentile	75,000	80th percentile	187,500
Ronald N. Tutor	SO	01/05/2018	2-Year Relative TSR	30th percentile	18,750	50th percentile	75,000	80th percentile	187,500
Gary G. Smalley	RSU	11/16/2018	3-Year Relative TSR	30th percentile	10,625	50th percentile	42,500	70th percentile	53,125
Gary G. Smalley	SO	11/16/2018	3-Year Relative TSR	30th percentile	10,625	50th percentile	42,500	70th percentile	53,125
James A. Frost	RSU	05/23/2018	3-Year Relative TSR	30th percentile	12,500	50th percentile	50,000	70th percentile	62,500
James A. Frost	SO	05/23/2018	3-Year Relative TSR	30th percentile	12,500	50th percentile	50,000	70th percentile	62,500

Mr. Tutor’s equity grants were made in accordance with the terms of the first amendment to his employment agreement entered into in January of 2018, which extended his employment term through December 31, 2021.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers beyond what is offered to all full-time employees.

Perquisites

We provide certain perquisites to our executives because of the demand on time and travel, as well as security and productivity factors, required in their leadership across multiple businesses in multiple geographic locations. The perquisites afforded to our NEOs may include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. Additionally, Mr. Tutor and Mr. Frost are allowed limited personal use of Company aircraft, per their employment agreements.

Tax Implications

With the enactment of the Tax Cuts and Jobs Act of 2017, the performance-based compensation exception under Section 162(m) of the Internal Revenue Code was generally eliminated beginning in 2018 except for compensation payable pursuant to certain written binding contracts in effect as of November 2, 2017. Prior to this tax law change, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m), which prohibited deduction of compensation in excess of $1,000,000 that was paid to certain covered employees unless the compensation qualified as “performance based compensation” as defined under Section 162(m). We believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to align our NEOs’ interest with the corporate goals and objectives important to our shareholders, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the deductibility of executive compensation, while important, is not a determining factor in structuring our program. Therefore, the Compensation Committee has approved, and expects in the future to continue to approve, certain payments of compensation to our executive officers that are not tax deductible.

HOW TOTAL COMPENSATION COMPARES TO TARGETED PARAMETERS

The following table compares each NEO’s total compensation, as reported in the Summary Compensation Table (page 32), and targeted parameters for our peer group. As a reminder, we target our executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the other companies in our peer group, and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach the top end of market pay.

Named Executive Officer(1)	2018 Total Compensation(2)	Result vs. 2018 Peer Group
Ronald N. Tutor	$23,492,298	In the upper quartile
Gary G. Smalley	4,333,839	In the upper quartile
James A. Frost	4,831,184	In the upper quartile
Leonard J. Rejcek	2,273,213	Above the median

____________________________________________________________________________________________________

(1)

Ms. Hallgren was excluded from the table above because of partial-year total compensation based on her employment date of August 5, 2018. She will be included in this table beginning in the 2020 Proxy Statement.

(2)

Amounts listed above are from the Summary Compensation Table. However, as detailed in the Total Realized Compensation table (page 34) and summarized below, the compensation that our NEOs actually received in 2018 was significantly less than the amounts reported in the Summary Compensation Table (which, for equity awards, includes amounts that could potentially be earned and paid in the future):

Named Executive Officer	2018 Realized Compensation
Ronald N. Tutor	$10,787,445
Gary G. Smalley	2,449,476
James A. Frost	4,403,793
Leonard J. Rejcek	1,840,931

FORFEITURES OF UNEARNED EQUITY AND ANNUAL INCENTIVE AWARDS

Consistent with the Company’s pay-for-performance philosophy, the Company’s NEOs earned less than their target incentive-based compensation in 2018, 2017 and 2016 as a result of achieving less than their applicable performance targets (established for each individual metric) as summarized in the table below. Note that the forfeited equity incentives were still reported as compensation in the Summary Compensation Table, as required by SEC regulations, even though the compensation was never and will never be paid to the respective NEOs.

	Forfeitures of Unearned Target Plan-Based Awards
	Non-Equity	Equity
	Incentives	Incentives	Total
Ronald N. Tutor
2018	$1,193,026	$1,893,653	$3,086,679
2017	350,000	5,640,543	5,990,543
2016	297,500	308,555	606,055
Total Forfeited	$1,840,526	$7,842,751	$9,683,277

Gary G. Smalley
2018	$373,057	$63,460	$436,517
2017	76,000	—	76,000
2016	47,622	—	47,622
Total Forfeited	$496,679	$63,460	$560,139

James A. Frost
2018	$392,692	$—	$392,692
2017	80,000	704,944	784,944
2016	68,031	335,493	403,524
Total Forfeited	$540,723	$1,040,437	$1,581,160

Leonard J. Rejcek
2018	$217,500	$—	$217,500
2017	—	—	—
Total Forfeited	$217,500	$—	$217,500

Wendy A. Hallgren
2018	$—	$—	$—
Total Forfeited	$—	$—	$—

TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES

Most of our NEOs’ total realized compensation over the past three years (page 34) was significantly lower than their reported compensation in the Summary Compensation Table (page 32). For example, Mr. Tutor’s total realized compensation from 2016 to 2018 was $21.5 million less than his reported total compensation for those years as disclosed in the Summary Compensation Table. This was due to unearned annual incentive compensation amounts, forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with certain equity awards. The substantial amount of unrealized compensation further reinforces the notion that our executive compensation is aligned with performance relative to high expectations.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company’s 2019 proxy statement for filing with the SEC.

The Compensation Committee

Donald D. Snyder, Chair

Peter Arkley

Michael R. Klein

EXECUTIVE COMPENSATION

Summary Compensation Table (SCT)

The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2018, 2017 and 2016.

(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
Name and				Stock		Option		Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)	($)(6)	($)(7)
Ronald N. Tutor	2018	1,750,000	1,250,000	12,031,403	(8)	5,389,010	(8)	1,694,474	—	1,377,411	23,492,298	(8)
Chairman and CEO	2017	1,750,000	—	4,552,500		2,001,000		3,587,500	—	870,030	12,761,030
	2016	1,750,000	—	6,899,482		921,000		2,327,500	—	1,056,903	12,954,885
Gary G. Smalley	2018	950,000	—	1,795,397		888,273		648,193	—	51,976	4,333,839
Executive Vice	2017	950,000	—	5,962,145	(9)	3,125,205	(9)	1,111,500	—	49,150	11,198,000	(9)
President and CFO	2016	700,000	—	225,300		82,800		652,378	—	201,627	1,862,105
James A. Frost	2018	1,000,000	—	1,853,269		968,504		657,308	—	352,103	4,831,184
President and COO	2017	1,000,000	—	3,035,000		1,372,000		1,170,000	—	123,681	6,700,681
	2016	1,000,000	250,000	1,502,000		406,000		931,969	—	104,556	4,194,525
Leonard J. Rejcek	2018	725,000	302,083	627,000		81,200		507,500	—	30,430	2,273,213
President and	2017	385,418	385,418	500,000		448,600		—	—	23,525	1,742,961
CEO, Building Group
Wendy A. Hallgren	2018	263,447	158,068	—		—		—	—	39,317	460,832
Executive Vice President
and General Counsel

____________________________________________________________________________________________________

(1)

Mr. Rejcek joined the Company on June 6, 2017 as President and CEO of the Building Group. His initial base salary was set at $650,000 and, per the terms of his employment offer letter, his base salary was increased to $725,000, effective December 1, 2017. Ms. Hallgren joined the Company on August 5, 2018 as Executive Vice President and General Counsel. The amount in column (c) of $263,447 reflects Ms. Hallgren’s pro-rated base salary which was paid during 2018.

(2)

The amounts in column (d) represent the following: for Mr. Tutor, the final $1.25 million payment of his bonus in consideration of his contributions to the succession planning process, including identifying possible CEO successors, broadening the leadership team and skill-building among executives to effect a smooth transition of leadership as approved by the independent directors in July 2018; for Mr. Frost, the payment of a special cash bonus of $250,000 in 2016 in connection with the signing of his amended and restated employment agreement; for Mr. Rejcek, the first-year guaranteed bonus payments per his employment offer letter of $385,418 in 2017 and the remaining $302,083 in 2018; and for Ms. Hallgren, the pro-rata portion of a guaranteed bonus of 60% of her salary for her first year of employment per her employment offer letter. Annual incentive payments appear in column (g)

(3)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock units (RSUs) and, for Mr. Rejcek in 2018 unrestricted stock (URS), granted in each year calculated by multiplying the closing price of the Company’s common stock on the NYSE on the date of grant by the target amount of shares expected to be earned or, for TSR-based grants, using a Monte Carlo valuation, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The amounts in the table assume the maximum payout for all grants.

(4)

The amounts in column (f) represent the grant date fair value of stock options (SOs) granted in each year. The fair value of these awards is calculated by multiplying the grant date fair value of each stock option estimated using the Black-Scholes option pricing model by the maximum amount of SOs expected to be earned or, for TSR-based grants, using a Monte Carlo valuation, in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in the “Share-Based Compensation” footnote to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2019. The amounts in the table assume the maximum payout for all grants.

(5)	The amounts in column (g) represent amounts earned as annual incentive for each year and paid early in the following year. The performance targets are further discussed in the CD&A on page 26.
(6)	The amounts in column (i) are detailed in a separate All Other Compensation table below.

(7)	The amounts in column (j) represent the total of columns (c) through (i).
(8)

Mr. Tutor’s 2018 total compensation included multi-year performance- and time-based equity grants that were provided as part of the amendment to his employment agreement in 2018, which incentivizes future performance and serves as a means to retain his services.

(9)

Mr. Smalley’s 2017 total compensation included multi-year performance- and time-based equity grants that were provided as part of his employment agreement, which reflects his contributions, incentivizes future performance and serves as a means to retain his services.

All Other Compensation

The following table details the components of the “All Other Compensation” column for 2018 in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)
	Company
	Contributions
	to Defined
	Contribution	Insurance		Total All Other
	Plans	Premiums	Perquisites	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)
Ronald N. Tutor	—	368,176	1,009,235	1,377,411
Gary G. Smalley	5,550	21,544	24,882	51,976
James A. Frost	5,550	122,699	223,854	352,103
Leonard J. Rejcek	5,550	—	24,880	30,430
Wendy A. Hallgren	731	923	37,663	39,317

____________________________________________________________________________________________________

(1)

The amounts in column (b) represent amounts contributed by the Company into 401(k) accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, not to exceed $5,550 per employee in 2018.

(2)	The amounts in column (c) represent life insurance premiums paid by the Company for benefits that are not available to all salaried employees.
(3)

The amounts in column (d) represent the aggregate incremental cost to the Company for personal benefits conferred to the NEOs. The total for Mr. Tutor includes $904,414 related to the personal use of the Company aircraft and $104,821 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as originally negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). For safety reasons and productivity maximization, the Company also provides Mr. Tutor with a vehicle and driver and reimburses Mr. Tutor for certain operational costs. Additionally, Mr. Tutor may receive limited personal financial services as part of his employment agreement. The total for Mr. Frost includes $157,019 related to the personal use of the Company aircraft and $63,585 for vehicle usage and a driver for part of the year. The total for Ms. Hallgren includes reimbursement of $28,207 of relocation-related benefits.

(4)	The amounts in column (e) represent the totals of columns (b) through (d).

Total Realized Compensation

The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding Summary Compensation Table and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports compensation that our NEOs actually received for each year presented as opposed to what they were awarded and could potentially receive. The following are some of the key differences between the two tables:

•

The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to meet performance targets. This is in contrast to the SCT, which includes the equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. In other words, the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.

•

For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports such incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though actual receipt is months later and in the following year.

•

The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets. Since the Company does not typically award equity on an annual basis, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
										Difference
										Between		Realized
									Total	Realized		Compensation
				Vested	Exercised	Non-Equity		Total	Compensation	Compensation		as a
				Stock	Stock	Incentive Plan	All Other	Realized	as Reported	and Reported		Percentage
		Salary	Bonus	Units	Options	Compensation	Compensation	Compensation	in SCT	Compensation		of Reported
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)		Compensation
Ronald N.	2018	1,750,000	1,250,000	2,822,534	—	3,587,500	1,377,411	10,787,445	23,492,298	(12,704,853)	(10)	46%
Tutor	2017	1,750,000	—	9,210,663	—	2,327,500	870,030	14,158,193	12,761,030	1,397,163		111%
	2016	1,750,000	—	—	—	—	1,056,903	2,806,903	12,954,885	(10,147,982)	(11)	22%
Gary G.	2018	950,000	—	336,000	—	1,111,500	51,976	2,449,476	4,333,839	(1,884,363)		57%
Smalley	2017	950,000	—	472,500	—	652,378	49,150	2,124,028	11,198,000	(9,073,972)	(12)	19%
	2016	700,000	700,000	—	—	—	201,627	1,601,627	1,862,105	(260,478)		86%
James A.	2018	1,000,000	—	1,881,690	—	1,170,000	352,103	4,403,793	4,831,184	(427,391)		91%
Frost	2017	1,000,000	—	10,696,158	—	931,969	123,681	12,751,808	6,700,681	6,051,127	(13)	190%
	2016	1,000,000	250,000	—	—	975,000	104,556	2,329,556	4,194,525	(1,864,969)		56%
Leonard J.	2018	725,000	687,501	398,000	—	—	30,430	1,840,931	2,273,213	(432,282)		81%
Rejcek	2017	385,418	—	—	—	—	23,525	408,943	1,742,961	(1,334,018)		23%
Wendy A.	2018	263,447	158,068	—	—	—	39,317	460,832	460,832	—		100%
Hallgren

____________________________________________________________________________________________________

(1)	The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)

The amounts in column (d) are the same amounts reported in column (d) of the SCT; however, a $700,000 relocation-related special bonus paid to Mr. Smalley in 2016 for his move from Texas to California was reported in 2016 as reflected above, whereas the amount was reflected in the SCT for 2015 in prior proxy statements.

(3)	The amounts in column (e) represent the value realized from vesting RSUs.
(4)	The amounts in column (f) represent the value realized from exercised stock options; no stock options were exercised during the periods presented.
(5)

The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period. The Company did not achieve its Consolidated and Building Group incentive targets for 2015 but did achieve its Civil Group target. Due to Mr. Frost’s dual role as CEO of the Civil Group, he was the only NEO to receive annual incentive (bonus) compensation for 2015 performance, which was paid in 2016.

(6)	The amounts in column (h) are the same amounts reported in column (i) of the SCT.
(7)	The amounts in column (i) represent the total of columns (c) through (h).

(8)	The amounts in column (j) represent the total compensation as reported in the SCT.
(9)	The amounts in column (k) represent the difference between columns (i) and (j).
(10)

The difference between Mr. Tutor’s total compensation as reported in the SCT for 2018 and his total realized compensation in 2018 primarily reflects the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The SCT reflects multi-year RSUs (valued at $12.0 million) and SOs (valued at $5.4 million) granted in 2018, which may vest and be realized in future periods. Alternatively, the Total Realized Compensation table reflects RSUs worth $2.8 million that vested in 2018 for 2017 performance and excludes any value for SOs, as none were exercised during 2018.

(11)

The difference between Mr. Tutor’s total compensation as reported in the SCT for 2016 and his total realized compensation in 2016 primarily reflects the impact of forfeitures and timing, as well as the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The share-based grants (valued at $5.6 million) made in 2015 and the annual incentive (bonus) compensation for 2015 performance (targeted at $2.6 million) are not reflected in the Total Realized Compensation table, as both were unearned and forfeited. Alternatively, the SCT reflects share-based grants made in 2016 (valued at $7.8 million), which were scheduled to vest and be realized in future periods. Additionally, the SCT includes annual incentive (bonus) compensation of $2.3 million for 2016 performance, which was paid in 2017.

(12)

The difference between Mr. Smalley’s total compensation as reported in the SCT for 2017 and his total realized compensation in 2017 primarily reflects the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The SCT reflects share-based grants made in 2017 (valued at $9.1 million), which were scheduled to vest and be realized in future periods, whereas the Total Realized Compensation table reflects the share-based grants that vested during 2017 (valued at $0.5 million) for 2016 performance. Additionally, the SCT includes annual incentive (bonus) compensation of $1.1 million for 2017 performance, which was paid in 2018, whereas the Total Realized Compensation table includes annual incentive (bonus) compensation of $0.7 million for 2016 performance, which was paid in 2017.

(13)

The difference between Mr. Frost’s total compensation as reported in the SCT for 2017 and his total realized compensation in 2017 primarily reflects the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The 2017 total realized compensation for Mr. Frost includes the vesting of three separate awards (valued at $10.7 million) that were granted between 2014 and 2016, all of which vested in 2017. Alternatively, the SCT reflects a legacy single-year share-based grant to Mr. Frost in 2017 (valued at $4.4 million), which was scheduled to vest and be realized in future periods.

Grants of Plan-Based Awards in 2018

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
										All		Grant
										Other		Date
										Option		Fair
									All Other	Awards:	Exercise	Value of
			Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
			Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
			Incentive Plan Awards(2)			Plan Awards(3)			# of Shares	Securities	Option	Option
	Type of		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Award(1)	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(4)	($)
R. Tutor			1,575,000	2,625,000	5,250,000	—	—	—	—	—	—	—
	RSU	1/5/2018	—	—	—	18,750	75,000	187,500	—	—	—	2,813,903	(5)
	RSU	1/5/2018	—	—	—	—	150,000	—	—	—	—	3,855,000	(6)
	RSU	1/5/2018	—	—	—	—	75,000	—	—	—	—	1,927,500	(6)
	SO	1/5/2018	—	—	—	18,750	75,000	187,500	—	—	25.70	1,645,010	(7)
	SO	1/5/2018	—	—	—	—	75,000	—	—	—	25.70	822,000	(8)
	SO	1/5/2018	—	—	—	—	75,000	—	—	—	25.70	903,750	(9)
	SO	1/5/2018	—	—	—	—	75,000	—	—	—	25.70	935,250	(10)
	RSU	3/13/2018	—	—	—	105,000	150,000	—	—	—	—	3,435,000	(11)
	SO	3/13/2018	—	—	—	105,000	150,000	—	—	—	24.05	1,083,000	(12)
G. Smalley			684,000	950,000	1,425,000	—	—	—	—	—	—	—
	RSU	3/13/2018	—	—	—	10,500	15,000	—	—	—	—	343,500	(13)
	SO	3/13/2018	—	—	—	10,500	15,000	—	—	—	17.06	156,450	(14)
	RSU	11/16/2018	—	—	—	10,625	42,500	53,125	—	—	—	694,122	(15)
	RSU	11/16/2018	—	—	—	—	42,500	—	—	—	—	757,775	(16)
	SO	11/16/2018	—	—	—	10,625	42,500	53,125	—	—	17.83	399,473	(17)
	SO	11/16/2018	—	—	—	—	42,500	—	—	—	17.83	332,350	(18)
J. Frost			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
	RSU	5/23/2018	—	—	—	12,500	50,000	62,500	—	—	—	858,269	(19)
	RSU	5/23/2018	—	—	—	—	50,000	—	—	—	—	995,000	(20)
	SO	5/23/2018	—	—	—	12,500	50,000	62,500	—	—	19.90	513,004	(21)
	SO	5/23/2018	—	—	—	—	50,000	—	—	—	19.90	455,500	(22)
L. Rejcek			522,000	725,000	725,000	—	—	—	—	—	—	—
	RSU	3/13/2018	—	—	—	10,000	10,000	—	—	—	—	229,000	(23)
	SO	3/13/2018	—	—	—	10,000	10,000	—	—	—	25.00	81,200	(24)
	URS	6/1/2018	—	—	—	—	20,000	—	—	—	—	398,000	(25)

____________________________________________________________________________________________________

(1)	The types of awards that were granted in 2018 are RSUs, stock options and unrestricted stock.
(2)	Columns (d), (e) and (f) present the range of potential performance-based annual incentive payouts. Actual amounts earned for 2018 are reflected in the SCT.
(3)	Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of performance-based equity awards.
(4)	The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the Company’s common stock on the NYSE on the date of award.
(5)

This amount represents the grant date fair value of the performance-based RSUs granted to Mr. Tutor on January 5, 2018 as part of his 2018 amendment to his employment agreement. The fair value of the award is computed using a Monte Carlo valuation in accordance with ASC 718. The award allows for variability in the total possible number of RSUs that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 2-year period relative to the Company’s defined peer group.

(6)

This amount represents the grant date fair value of the time-based RSUs granted to Mr. Tutor on January 5, 2018 as part of his employment agreement. The fair value is computed in accordance with ASC 718, using the grant price of $25.70 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

(7)

This amount represents the grant date fair value of the performance-based nonqualified stock options granted to Mr. Tutor on January 5, 2018 as part of his 2018 amendment to his employment agreement. The fair value of the award is computed using a Monte Carlo valuation in accordance with ASC 718. The award allows for variability in the total possible number of stock options that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 2-year period relative to the Company’s peer group.

(8)

This amount represents the grant date fair value of the time-based nonqualified stock options granted to Mr. Tutor on January 5, 2018 as part of his 2018 amendment to his employment agreement. The fair value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $10.96 per option, based on the strike price of $25.70 established on the date of award (January 5, 2018).

(9)

This amount represents the grant date fair value of the time-based nonqualified stock options granted to Mr. Tutor on January 5, 2018 as part of his employment agreement. The fair value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $12.05 per option, based on the strike price of $25.70 established on the date of award (January 5, 2018).

(10)

This amount represents the grant date fair value of the time-based nonqualified stock options granted to Mr. Tutor on January 5, 2018 as part of his 2018 amendment to his employment agreement. The fair value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $12.47 per option, based on the strike price of $25.70 established on the date of award (January 5, 2018).

(11)

This amount represents the grant date fair value of the performance-based RSUs granted to Mr. Tutor on March 13, 2018 as part of his 2014 employment agreement. The value is computed in accordance with ASC 718, using the grant price of $22.90 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

(12)

This amount represents the grant date fair value of the performance-based nonqualified stock options granted to Mr. Tutor on March 13, 2018 as part of his 2014 employment agreement. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $7.22 per option, based on the strike price of $24.05 established on the date of award (December 22, 2014).

(13)

This amount represents the fair value of the RSUs granted to Mr. Smalley on March 13, 2018 as part of his 2015 employment offer letter. The value is computed in accordance with ASC 718, using the grant price of $22.90 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

(14)

This amount represents the grant date fair value of the nonqualified stock options granted to Mr. Smalley on March 13, 2018 as part of his 2015 employment offer letter. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $10.43 per option, based on the strike price of $17.06 established on the date of award (September 1, 2015).

(15)

This amount represents the grant date fair value of the performance-based RSUs granted to Mr. Smalley on November 16, 2018. The fair value of the award is computed using a Monte Carlo valuation in accordance with ASC 718. The award allows for variability in the total possible number of RSUs that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s defined peer group.

(16)

This amount represents the grant date fair value of the time-based RSUs granted to Mr. Smalley on November 16, 2018. The value is computed in accordance with ASC 718, using the grant price of $17.83 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

(17)

This amount represents the grant date fair value of the performance-based nonqualified stock options granted to Mr. Smalley on November 16, 2018. The fair value of the award is computed using a Monte Carlo valuation in accordance with ASC 718. The award allows for variability in the total possible number of stock options that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s peer group.

(18)

This amount represents the grant date fair value of the time-based nonqualified stock options granted to Mr. Smalley on November 16, 2018. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $7.82 per option, based on the strike price of $17.83 established on the date of award (November 16, 2018).

(19)

This amount represents the grant date fair value of the performance-based RSUs granted to Mr. Frost on May 23, 2018. The fair value of the award is computed using a Monte Carlo valuation in accordance with ASC 718. The award allows for variability in the total possible number of RSUs that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s defined peer group.

(20)

This amount represents the grant date fair value of the time-based RSUs granted to Mr. Frost on May 23, 2018. The value is computed in accordance with ASC 718, using the grant price of $19.90 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

(21)

This amount represents the grant date fair value of the performance-based nonqualified stock options granted to Mr. Frost on May 23, 2018. The fair value of the award is computed using a Monte Carlo valuation in accordance with ASC 718. The award allows for variability in the total possible number of stock options that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s peer group.

(22)

This amount represents the grant date fair value of the time-based nonqualified stock options granted to Mr. Frost on May 23, 2018. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $9.11 per option, based on the strike price of $19.90 established on the date of award (May 23, 2018).

(23)

This amount represents the grant date fair value of the performance-based RSUs granted to Mr. Rejcek on March 13, 2018 as part of his employment offer letter. The value is computed in accordance with ASC 718, using the grant price of $22.90 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

(24)

This amount represents the grant date fair value of the nonqualified stock options granted to Mr. Rejcek on March 13, 2018 as part of his employment offer letter. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $8.12 per option, based on the strike price of $25.00 established on the date of award (August 16, 2017).

(25)

This amount represents the grant date fair value of the unrestricted stock granted to Mr. Rejcek on June 1, 2018 as a retention incentive as part of his employment offer letter. The value is computed in accordance with ASC 718, using the grant price of $19.90 per share, which was the closing price of the Company’s common stock on the NYSE on the date of grant.

Outstanding Equity Awards as of December 31, 2018

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:				Market	Equity Incentive	Equity Incentive
	Number of	Number of	Number of			Number of	Value of	Plan Awards:	Plan Awards:
	Securities	Securities	Securities			Shares or	Shares or	Number of	Market or Payout
	Underlying	Underlying	Underlying			Units of	Units of	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Units or Rights	Shares, Units or
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Other Rights That
	(#)	(#)	Options	Price	Date	Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	(#)(1)	($/Share)		(#)(2)	($)(2)	(#)(2)	($)(3)
Ronald N. Tutor	750,000	—	—	20.33	05/28/2019	—	—	—	—
	300,000	—	—	11.05	06/01/2022	—	—	—	—
	75,000	—	—	22.20	11/13/2023	—	—	—	—
	142,402	—	—	28.17	03/30/2024	—	—	—	—
	126,006	—	150,000	24.05	12/22/2024	—	—	150,000	2,395,500
	—	225,000	—	25.70	01/04/2028	225,000	3,593,250	—	—
	—	—	75,000	25.70	01/04/2028	—	—	75,000	1,197,750
Gary G. Smalley	30,000	—	15,000	17.06	09/01/2025	—	—	15,000	239,550
	—	112,500	—	25.95	09/05/2027	112,500	1,796,625	—	—
	—	—	112,500	25.95	09/05/2027	—	—	112,500	1,796,625
	—	42,500	—	17.83	11/15/2028	42,500	678,725	—	—
	—	—	42,500	17.83	11/15/2028	—	—	42,500	678,725
James A. Frost	150,000	—	—	11.31	05/30/2022	—	—	—	—
	50,000	—	—	22.20	11/13/2023	—	—	—	—
	94,935	—	—	28.17	03/30/2024	—	—	—	—
	177,201	—	—	23.56	04/09/2025	—	—	—	—
	—	50,000	—	19.90	05/23/2028	50,000	798,500	—	—
	—	—	50,000	19.90	05/23/2028	—	—	50,000	798,500
Leonard J. Rejcek	20,000	20,000	—	25.00	08/16/2017	20,000	319,400	—	—
	—	—	10,000	25.00	08/16/2027	—	—	10,000	159,700

____________________________________________________________________________________________________

(1)

The stock options reported in column (c) are time-based awards and those in column (d) are performance-based awards. The amounts in column (d) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The stock options in columns (c) and (d) are scheduled to vest in the following years:

Stock Options	2019		2020	2021	2022	Total	Vesting Based On
Ronald N. Tutor	225,000	(a)	—	—	—	225,000	Performance
Ronald N. Tutor	75,000		75,000	75,000	—	225,000	Time
Gary G. Smalley	15,000	(b)	112,500	42,500	—	170,000	Performance
Gary G. Smalley	—		112,500	42,500	—	155,000	Time
James A. Frost	—		—	50,000	—	50,000	Performance
James A. Frost	—		—	50,000	—	50,000	Time
Leonard J. Rejcek	10,000	(c)	—	—	—	10,000	Performance
Leonard J. Rejcek	—		—	10,000	10,000	20,000	Time
	325,000		300,000	270,000	10,000	905,000
(a)

Of this amount, 122,193 vested in March 2019 based on the pro rata achievement of performance goals, and 27,807 were forfeited for performance goals that were not met. The remaining 75,000 are scheduled to vest at the end of 2019.

(b)	Of this amount, 13,096 vested in March 2019 based on the pro rata achievement of performance goals, and 1,904 were forfeited for performance goals that were not met.

(2)

Fully vested in March 2019.The RSUs reported in columns (g) are time-based awards and those in column (i) are performance-based awards. The amounts included in column (i) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The restricted stock units in columns (g) and (i) are scheduled to vest in the following years:

Restricted Stock Units	2019		2020	2021	2022	Total	Vesting Based On
Ronald N. Tutor	225,000	(a)	—	—	—	225,000	Performance
Ronald N. Tutor	—		—	225,000	—	225,000	Time
Gary G. Smalley	15,000	(b)	112,500	42,500	—	170,000	Performance
Gary G. Smalley	—		112,500	42,500	—	155,000	Time
James A. Frost	—		—	50,000	—	50,000	Performance
James A. Frost	—		—	50,000	—	50,000	Time
Leonard J. Rejcek	10,000	(c)	—	—	—	10,000	Performance
Leonard J. Rejcek	—		—	10,000	10,000	20,000	Time
	250,000		225,000	420,000	10,000	905,000
(a)

Of this amount, 122,193 vested in March 2019 based on the pro rata achievement of performance goals, and 27,807 were forfeited for performance goals that were not met. The remaining 75,000 are scheduled to vest at the end of 2019.

(b)	Of this amount, 13,096 vested in March 2019 based on the pro rata achievement of performance goals and 1,904 were forfeited for performance goals that were not met.
(c)	Fully vested in March 2019.

(3)

The amounts in column (j) are determined by multiplying the number of shares by the closing price ($15.97) of the Company’s common stock on the NYSE on December 31, 2018, the last trading day of the year.

2018 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
	Number of		Number		Value
	Shares	Value	of Shares		Realized on
	Acquired	Realized on	Acquired		Vesting(1)
Name	on Exercise	Exercise	on Vesting		($)
Ronald N. Tutor	—	—	262,691	(2)	5,178,984
Gary G. Smalley	—	—	15,000	(2)	336,000
James A. Frost	—	—	84,004	(2)	1,881,690
Leonard J. Rejcek	—	—	20,000		398,000

____________________________________________________________________________________________________

(1)	Reflects the value at the closing price of the common stock on the vesting date.
(2)	These awards vested based on the achievement of one or more performance targets.

Narrative Disclosures to the Summary Compensation and Grants of Plan-Based Awards Tables

The following is a summary of Mr. Tutor’s, Mr. Smalley’s and Mr. Frost’s employment agreement provisions and the terms of Mr. Rejcek’s and Ms. Hallgren’s employment offer letters reflected in the Summary Compensation Table and/or Grants of Plan-Based Awards Table.

Ronald N. Tutor Employment Agreement

On December 22, 2014, the Company entered into an amended and restated employment agreement with Mr. Tutor, extending his employment with the Company through December 31, 2018 (subject to automatic extensions for successive 12-month terms) and providing the following: an annual salary (which is to be reviewed no less frequently than annually), performance bonus and share-based awards; two three-year TSR share-based awards; a succession plan bonus; various perquisites; and additional life insurance. On January 5, 2018, the Company amended Mr. Tutor’s employment agreement extending the terms of his employment agreement through December 31, 2021 (subject to automatic extensions for successive 12-month terms) and providing, among other things, an expanded range for his performance bonus, as well as additional share-based awards. In accordance with his employment agreement, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Gary G. Smalley Employment Agreement

On September 6, 2017, the Company entered into an employment agreement with Mr. Smalley. The term of the employment agreement is through December 31, 2020 and is subject to automatic extensions for successive 12-month terms. The employment agreement provides certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Smalley has agreed that during the term of his employment with Tutor Perini and for 365 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

James A. Frost Employment Agreement

On November 1, 2016, the Company entered into an amended and restated employment agreement with Mr. Frost extending his employment with the Company through December 31, 2017 (subject to automatic extensions for successive 12-month terms) and providing certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Frost has agreed that during the term of his employment with Tutor Perini and for 500 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Frost has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Frost pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Leonard J. Rejcek Employment Offer Letter

On May 12, 2017, Mr. Rejcek signed an employment offer letter with the Company to become President and CEO of the Building Group, which was subsequently amended on August 11, 2017. The employment offer letter, as amended, provides for certain elements of compensation, including: an annual salary; first-year guaranteed bonus; performance bonus and share-based awards; and certain perquisites.

Wendy A. Hallgren Employment Offer Letter

On June 14, 2018, Ms. Hallgren signed an employment offer letter with the Company to become Executive Vice President and General Counsel of the Company. The employment offer letter provides for certain elements of compensation, including: an annual salary; first-year guaranteed bonus; and certain perquisites.

Potential Payments Upon Termination or Change in Control

Ronald N. Tutor

Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2018:

		Base			O/S Equity	Cash Lump	Cutback Related
		Salary	Bonus	Benefits	Awards	Sum	to Best Payment	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
A.	Death	—	—	201,923	9,582,000	—	—	9,783,923
B.	Disability	—	—	201,923	9,582,000	—	—	9,783,923
C.	Retirement	—	—	201,923	—	—	—	201,923
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	201,923	—	—	—	201,923
E.	Termination by Employer without Cause
	or by Executive with Good Reason	—	1,694,474	4,676,027	9,582,000	8,750,000	—	24,702,501
F.	Change in Control(7)	—	1,694,474	4,704,026	9,582,000	13,125,000	—	29,105,500

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2018, Mr. Tutor was not owed any accrued salary.
(2)

The annual incentive compensation for 2018 performance would be due to Mr. Tutor at the time payment is made to all executives under Events E and F. No payment would be due under Events A, B, C or D. As of December 31, 2018, Mr. Tutor was not owed any unearned annual incentive. Subsequent to December 31, 2018, the Compensation Committee approved a $1,694,474 annual incentive compensation for Mr. Tutor for 2018 performance and payment has been made to him. This amount is shown as payable as of December 31, 2018 under Events E and F above.

(3)

Benefits include vacation, life insurance and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2018, valued at $201,923). Events E and F would require the continuation of life insurance benefits providing for the payment of $10 million in the event of Mr. Tutor’s death through the earlier of April 12, 2031 or his death (maximum benefit estimated at $4,418,106 at December 31, 2018). Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $55,998 at December 31, 2018), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage. Event F would require continuation of health insurance benefits for 36 months (estimated at $83,997), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage.

(4)

Mr. Tutor had 600,000 RSUs and 600,000 unvested stock option awards outstanding at December 31, 2018, inclusive of 225,000 TSR RSUs (target performance assumed) and 225,000 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $15.97 on December 31, 2018 assuming the triggering events occurred on December 31, 2018:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	5,988,750	3,593,250	—	—	9,582,000
B.	Disability	5,988,750	3,593,250	—	—	9,582,000
C.	Retirement	—	—	—	—	—
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
E.	Termination by Employer without
	Cause or by Executive with Good Reason	5,988,750	3,593,250	—	—	9,582,000
F.	Change in Control	5,988,750	3,593,250	—	—	9,582,000
(5)

A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event E; and three times the sum of annual salary and target bonus in the case of Event F.

(6)

If any amounts owed to Mr. Tutor in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Tutor after imposition of the excise tax would be greater (in which case no reduction will occur).

(7)	Certain legacy equity awards, which vested in March of 2019, provided for immediate vesting upon a change in control.

Gary G. Smalley

Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2018:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	648,193	37,909	5,190,250	—	5,876,352
B.	Disability	—	648,193	37,909	5,190,250	—	5,876,352
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	37,909	—	—	37,909
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	648,193	93,906	5,190,250	2,850,000	8,782,349
E.	Change in Control(6)	—	648,193	93,906	5,190,250	3,800,000	9,732,349

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Smalley. As of December 31, 2018, Mr. Smalley was not owed any accrued salary.
(2)

The annual incentive compensation for 2018 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2018, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2018, the Compensation Committee approved a $648,193 annual incentive compensation bonus for Mr. Smalley for 2018 performance and payment has been made to him. This amount is shown as payable as of December 31, 2018 under Events A, B, D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (10.4 days at December 31, 2018, valued at $37,909). Event D would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $55,998 at December 31, 2018), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage. Event E would require continuation of health insurance benefits for 24 months (estimated at $55,998), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.

(4)

Mr. Smalley had 325,000 RSUs and 325,000 unvested stock option awards outstanding at December 31, 2018, inclusive of 155,000 TSR RSUs (target performance assumed) and 155,000 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $15.97 on December 31, 2018 assuming the triggering events occurred on December 31, 2018:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	2,714,900	2,475,350	—	—	5,190,250
B.	Disability	2,714,900	2,475,350	—	—	5,190,250
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
D.	Termination by Employer without Cause
	or by Executive with Good Reason	2,714,900	2,475,350	—	—	5,190,250
E.	Change in Control	2,714,900	2,475,350	—	—	5,190,250
(5)

A cash lump sum would be due in the amount of one and one-half times the sum of annual salary and target bonus in the case of Event D; and two times the sum of annual salary and target bonus in the case of Event E.

(6)	Certain legacy equity awards, which vested in March of 2019, provided for immediate vesting upon a change in control.

James A. Frost

Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2018:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	—	57,692	1,597,000	—	1,654,692
B.	Disability	—	—	57,692	1,597,000	—	1,654,692
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	57,692	—	—	57,692
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	657,308	91,056	1,597,000	3,000,000	5,345,364
E.	Change in Control	—	657,308	91,056	1,597,000	3,000,000	5,345,364

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2018, Mr. Frost was not owed any accrued salary.
(2)

The annual incentive compensation for 2018 performance would be due to Mr. Frost at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2018, Mr. Frost was not owed any unearned bonus. Subsequent to December 31, 2018, the Compensation Committee approved a $657,308 annual incentive compensation bonus for Mr. Frost for 2018 performance and payment has been made to him. This amount is shown as payable as of December 31, 2018 under Events D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2018, valued at $57,692). Events D and E would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $33,363 at December 31, 2018), or payment of an after-tax amount with which Mr. Frost could obtain comparable coverage.

(4)

Mr. Frost had 100,000 restricted stock units and 100,000 unvested stock option awards outstanding at December 31, 2018, inclusive of 50,000 TSR RSUs (target performance assumed) and 50,000 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $15.97 on December 31, 2018 assuming the triggering events occurred on December 31, 2018:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	798,500	798,500	—	—	1,597,000
B.	Disability	798,500	798,500	—	—	1,597,000
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
D.	Termination by Employer without Cause
	or by Executive with Good Reason	798,500	798,500	—	—	1,597,000
E.	Change in Control	798,500	798,500	—	—	1,597,000
(5)	A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Events D and E.

Other NEOs

Mr. Rejcek and Ms. Hallgren do not have employment agreements providing for termination benefits. However, as of December 31, 2018, Mr. Rejcek had $638,800 of outstanding equity awards that would vest in the event he is terminated within one year of a change in control. The value of his outstanding restricted stock units and the intrinsic value of his stock options were quantified using the Company’s closing share price of $15.97 on December 31, 2018.

CEO PAY RATIO DISCLOSURE

The SEC's rules for identifying the median-compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

In order to identify the median-compensated employee, we selected total compensation paid to our employees from January 1, 2018 through December 31, 2018 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure.

The median of the annual total compensation of all employees who were employed as of December 31, 2018 (other than the CEO) was $66,475. The 2018 total compensation of Mr. Tutor, our CEO, as measured for reporting in the SCT on page 32, was $23,492,298. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding the CEO) was 353 to 1. If the pay ratio were measured using our CEO’s total realized compensation of $10,787,445 detailed on page 34, the pay ratio would be 162 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.

DIRECTOR COMPENSATION

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate. The Company’s director compensation is in line with the peer group.

Fees for our non-employee directors consist of an annual cash retainer fee of $80,000, payable in cash or common stock at each director’s option, plus an equity retainer in the amount of $150,000 payable in shares of common stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The table below summarizes the total compensation earned by each of the non-management directors serving in 2018.

(a)	(b)	(c)	(d)
	Fees Earned
	(Paid in Cash	Stock
	or Stock)	Awards	Total
Name	($)(1)	($)(2)	($)(3)
Peter Arkley	92,314	149,986	242,300
Sidney J. Feltenstein	84,814	149,986	234,800
Michael R. Klein	119,314	149,986	269,300
Michael F. Horodniceanu	89,214	149,986	239,200
Thomas C. Leppert(4)	—	—	—
Robert C. Lieber	98,714	149,986	248,700
Dennis D. Oklak	94,214	149,986	244,200
Raymond R. Oneglia	88,714	149,986	238,700
Dale Anne Reiss	115,114	149,986	265,100
Donald D. Snyder	102,614	149,986	252,600
Dickran M. Tevrizian, Jr.	88,714	149,986	238,700

____________________________________________________________________________________________________

(1)

The amounts in column (b) represent fees paid for the annual cash retainer, committee Chair retainers, Lead Independent Director retainer and attendance at Board and committee meetings. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive a portion of this retainer in shares of the Company’s common stock:

	Share			Cash
	Amounts	Price	Value	Payment	Total
Name	#	($)	($)	($)	($)
Michael R. Klein	4,020	19.90	79,998	2	80,000
Robert C. Lieber	4,020	19.90	79,998	2	80,000
Raymond R. Oneglia	2,010	19.90	39,999	40,001	80,000

(2)

The amounts in column (c) present the fair value of the shares granted in 2018 based on the fair market value on the date of grant in accordance with ASC 718. The 2018 annual stock grant made to each director was based on the closing price of the Company’s common stock on the NYSE on the date of grant.

(3)	The amounts in column (d) represent the total of columns (b) and (c).
(4)	Mr. Leppert resigned from the Board in February 2018.

As of December 31, 2018, none of our non-employee directors had any outstanding equity awards.

Stock Ownership Guidelines for Non-Employee Directors

The Company has a policy requiring stock ownership by non-employee directors. Specifically, the Company’s non-employee directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-employee directors must maintain ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2018) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly, deferred stock units, value of vested but unexercised stock options and unvested RSUs are counted toward the guidelines. Non-employee directors have until their fifth anniversary of becoming a director to comply with the guidelines.

All of our current non-employee directors exceeded the stock ownership guidelines, with the exception of Mr. Oklak and Dr. Horodniceanu whose compliance with the guidelines is not required until May 2022 and May 2023, respectively, the five-year anniversary of when they became directors.

Stock Retention Guidelines for Non-Employee Directors

The Company also has a policy requiring non-employee directors to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all of our current non-employee directors were in compliance with this policy.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our By-laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 31, 2019 of the common stock by each director and nominee, each executive officer named in the summary compensation table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the common stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Amount of		Percent of
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned(2)

Named Executive Officers
Ronald N. Tutor	10,224,516	(3)(4)	19.8%
James A. Frost	1,049,412	(5)	2.1%
Gary G. Smalley	65,655		*
Leonard J. Rejcek	48,982		*
Wendy A. Hallgren	—		*

Non-Employee Directors
Raymond R. Oneglia	578,494	(6)	1.2%
Michael R. Klein	435,260		*
Peter Arkley	61,894		*
Dickran M. Tevrizian, Jr.	59,530		*
Sidney J. Feltenstein	53,530		*
Robert C. Lieber	45,526		*
Donald D. Snyder	31,265		*
Dale Anne Reiss	24,162		*
Dennis D. Oklak	13,262		*
Michael F. Horodniceanu	7,537		*

All Directors and Executive Officers as a Group (15 persons)	12,699,025		24.3%

Beneficial Ownership of 5% or More
Ronald N. Tutor	10,224,516	(3)(4)	19.8%
Frontier Capital Management Co., LLC.	4,775,719	(7)	9.5%
Dimensional Fund Advisors LP	4,209,749	(8)	8.4%
AllianceBernstein L.P.	3,926,569	(9)	7.8%
The Vanguard Group, Inc.	3,577,918	(10)	7.1%
BlackRock, Inc.	2,753,232	(11)	5.5%
Hotchkis and Wiley Capital Management, LLC	2,507,097	(12)	5.0%

____________________________________________________________________________________________________

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and stock options that are currently exercisable or exercisable within 60 days of March 31, 2019 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Mr. Frost, Mr. Rejcek and All Directors and Executive Officers as a Group have 1,515,601;  43,096;  472,136;  30,000; and 2,060,833 stock options, respectively, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(2)

The percent ownership for each shareholder on March 31, 2019 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 50,180,225 shares (the total number of shares outstanding on March 31, 2019) plus any shares that may be acquired (including upon exercise of stock options or vesting of restricted stock units) by that person currently or within 60 days after March 31, 2019.

(3)

Consists of 5,614,050 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, 1,561,610 shares held by the Ronald N. Tutor Marital Property Trust and 1,515,601 stock options exercisable within 60 days of March 31, 2019.

(4)

Includes 3,446,262 shares that have been pledged as collateral for a line of credit. The number of pledged shares varies with the share price of the Company’s common stock because the pledged shares are linked to a multiple of Mr. Tutor’s debt on the line.

(5)	Includes 229,861 shares that have been pledged as collateral for a loan.
(6)

Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as the Vice Chairman and as a director and 500 shares owned by Raymond A. Oneglia Trust. Mr. Oneglia disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7)

Based on Schedule 13G filed with the SEC on February 11, 2019 by Frontier Capital Management Co., LLC. (“Frontier”), which indicates that as of December 31, 2018, Frontier had (i) sole voting power relative to 2,759,825 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 4,775,719 shares and (iv) no shared dispositive power. The address of Frontier is 99 Summer Street, Boston, MA 02110.

(8)

Based on Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of December 31, 2018, Dimensional had (i) sole voting power relative to 4,077,933 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 4,209,749 shares and (iv) no shared dispositive power. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(9)

Based on Schedule 13G/A filed with the SEC on February 13, 2019 by AllianceBernstein L.P. (“AllianceBernstein”), which indicates that as of December 31, 2018, AllianceBernstein had (i) sole voting power relative to 3,221,158 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 3,926,569 shares and (iv) no shared dispositive power. The address of AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.

(10)

Based on Schedule 13G/A filed with the SEC on February 12, 2019 by Vanguard Group, Inc. (“Vanguard”), which indicates that as of December 31, 2018, Vanguard had (i) sole voting power relative to 37,505 shares, (ii) shared voting power relative to 7,900 shares, (iii) sole dispositive power relative to 3,537,011 shares and (iv) shared dispositive power relative to 40,907 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(11)

Based on Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc. (“BlackRock”), which indicates that as of December 31, 2018, BlackRock had (i) sole voting power relative to 2,550,776 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,753,232 shares and (iv) no shared dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(12)

Based on Schedule 13G filed with the SEC on February 13, 2019 by Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), which indicates that as of December 31, 2018, Hotchkis had (i) sole voting power relative to 2,070,997 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,507,097 shares and (iv) no shared dispositive power. The address of Hotchkis is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities, to file initial reports of ownership and reports of changes in ownership of the common stock (including options and warrants to acquire common stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on our records and other information, we believe that our officers, directors and beneficial owners of more than 10% of our total outstanding shares of common stock who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934 reported all transactions in shares of our common stock and derivative securities (including options and warrants to acquire common stock), on a timely basis during the year ended December 31, 2018.

Performance Graph

The following graph compares the cumulative five-year total return to shareholders on our common stock relative to the cumulative total returns of the NYSE Composite Index and the Dow Jones Heavy Construction Index (“DJ Heavy Construction Index”). We selected the DJ Heavy Construction Index because we believe the index reflects the market conditions within the industry in which we primarily operate. The comparison of total return on investment, defined as the change in year-end stock price plus reinvested dividends, for each of the periods assumes that $100 was invested on December 31, 2013, in each of our common stock, the NYSE and the DJ Heavy Construction Index, with investment weighted on the basis of market capitalization.

The comparisons in the following graph are based on historical data and are not intended to forecast the possible future performance of our common stock.

comparison of cumulative total return  Tutor Perini Corp NYSE Composite Index Dow Jones U.S. Heavy Construction Index

COMPARISON OF CUMULATIVE TOTAL RETURN Tutor Perini Corp NYSE Composite Index Dow Jones U.S. Heavy Construction Index $225 $220 $175 $150 $125 $100 $75 $50 $25 $0 2012 2013 2014 2015 2016 2017

	Year Ended December 31,
	2013	2014	2015	2016	2017	2018
Tutor Perini Corp.	100.00	91.52	63.65	106.46	96.39	60.72
NYSE Composite Index	100.00	104.22	97.53	106.31	123.16	109.37
DJ Heavy Construction Index	100.00	74.09	65.12	79.74	83.33	61.14

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2020 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 14, 2019 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2020 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 22, 2020, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2020 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s By-laws require that Tutor Perini be given advance written notice of director nominations and other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2020 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 24, 2019, nor later than March 8, 2020. If the 2020 Annual Meeting of Shareholders is advanced by more than seven calendar days from May 22, 2020, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini By-laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2020 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2020 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our By-laws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2020 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC.

You may also obtain copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 8, 2019 in order to receive them before the Annual Meeting of Shareholders on May 22, 2019.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000412047_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Peter Arkley 03 Sidney J. Feltenstein 04 James A. Frost 05 Michael F. Horodniceanu 06 Michael R. Klein 07 Robert C. Lieber 08 Dennis D. Oklak 09 Raymond R. Oneglia 10 Dale Anne Reiss 11 Dickran M. Tevrizian Jr TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2019. 3 Approve the compensation of the Company’s named executive officers on an advisory (non-binding) basis. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000412047_2 R1.0.1.18 Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 e-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 22, 2019 at 11:30 AM Pacific Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) James "Jack" A. Frost and Gary G. Smalley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may be properly presented at the meeting, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 22, 2019 at Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side